                        Exhibit 10ii
                        ------------




















             MATERIALS HANDLING SYSTEM AGREEMENT

                           between

                COMPUTER AIDED SYSTEMS, INC.

                             and

                     LEVI STRAUSS & CO.




















                                                           October 31, 1994
                      TABLE OF CONTENTS

1.  DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3

2.  PROJECT AND DOCUMENT OVERVIEW . . . . . . . . . . . . . . . . . . .   3

    2.1   Basic Transaction . . . . . . . . . . . . . . . . . . . . . .   3
    2.2   Importance of the Project . . . . . . . . . . . . . . . . . .   3
    2.3   This Document . . . . . . . . . . . . . . . . . . . . . . . .   4

3.  SCOPE OF WORK AND PERFORMANCE . . . . . . . . . . . . . . . . . . .   6

    3.1   Basic Scope . . . . . . . . . . . . . . . . . . . . . . . . .   6
    3.2   Responsibility and Dedication . . . . . . . . . . . . . . . .   6
    3.3   Staffing. . . . . . . . . . . . . . . . . . . . . . . . . . .   7
    3.4   Vendors . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
    3.5   Deviations from Basic System Documents. . . . . . . . . . . .   9
    3.6   Design Coordination . . . . . . . . . . . . . . . . . . . . .   9
    3.7   Shipments and Deliveries. . . . . . . . . . . . . . . . . . .  10
    3.8   Work-site Activities. . . . . . . . . . . . . . . . . . . . .  10

4.  SOFTWARE AND SYSTEM DESIGN. . . . . . . . . . . . . . . . . . . . .  12

    4.1   Software Development. . . . . . . . . . . . . . . . . . . . .  12
    4.2   Viruses . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
    4.3   Licenses, Generally . . . . . . . . . . . . . . . . . . . . .  13
    4.4   Object Code License . . . . . . . . . . . . . . . . . . . . .  15
    4.5   Base Code License . . . . . . . . . . . . . . . . . . . . . .  16
    4.6   Source Code and Basic System Documents. . . . . . . . . . . .  17
    4.7   Protection. . . . . . . . . . . . . . . . . . . . . . . . . .  19
    4.8   Patents . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
    4.9   Documentation . . . . . . . . . . . . . . . . . . . . . . . .  20
    4.10  Interfaces. . . . . . . . . . . . . . . . . . . . . . . . . .  20

5.  CHANGES IN THE SCOPE OF WORK. . . . . . . . . . . . . . . . . . . .  21

    5.1   General Rule. . . . . . . . . . . . . . . . . . . . . . . . .  21
    5.2   Effect of Change Orders . . . . . . . . . . . . . . . . . . .  22
    5.3   Building-related and Other Project-related
            Developments. . . . . . . . . . . . . . . . . . . . . . . .  22

6.  LS&CO. AND FD ROLE. . . . . . . . . . . . . . . . . . . . . . . . .  23

    6.1   FD Background . . . . . . . . . . . . . . . . . . . . . . . .  23
    6.2   FD Role . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
    6.3   Inspection. . . . . . . . . . . . . . . . . . . . . . . . . .  26
    6.4   Meetings. . . . . . . . . . . . . . . . . . . . . . . . . . .  26

7.  ACCEPTANCE. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27

    7.1   Testing . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
    7.2   Punchlists. . . . . . . . . . . . . . . . . . . . . . . . . .  27
    7.3   System Final Acceptance . . . . . . . . . . . . . . . . . . .  28
    7.4   Project Final Acceptance. . . . . . . . . . . . . . . . . . .  29

8.  SPARE PARTS . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29

    8.1   Initial Supply. . . . . . . . . . . . . . . . . . . . . . . .  29
    8.2   Future Purchases. . . . . . . . . . . . . . . . . . . . . . .  30
    8.3   Parts Inventory and Use . . . . . . . . . . . . . . . . . . .  30

9.  PAYMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31

    9.1   Compensation Overview . . . . . . . . . . . . . . . . . . . .  31
    9.2   Equipment Fixed Price . . . . . . . . . . . . . . . . . . . .  32
    9.3   Payment for Development Activities. . . . . . . . . . . . . .  32
    9.4   Additional Agreements Regarding Compensation. . . . . . . . .  35
    9.5   Payment Mechanics . . . . . . . . . . . . . . . . . . . . . .  37
    9.6   Other Money Matters . . . . . . . . . . . . . . . . . . . . .  38
    9.7   Reconciliation and Confirmation . . . . . . . . . . . . . . .  38
    9.8   Retention . . . . . . . . . . . . . . . . . . . . . . . . . .  39
    9.9   Effect of Partial Payment . . . . . . . . . . . . . . . . . .  41
    9.10  Right to Withhold . . . . . . . . . . . . . . . . . . . . . .  41
    9.11  Disputes. . . . . . . . . . . . . . . . . . . . . . . . . . .  42
    9.12  Final Payment . . . . . . . . . . . . . . . . . . . . . . . .  43
    9.13  Final Final Payment . . . . . . . . . . . . . . . . . . . . .  45
    9.14  Tax Matters . . . . . . . . . . . . . . . . . . . . . . . . .  45

10. WARRANTY AND POST-ACCEPTANCE MATTERS. . . . . . . . . . . . . . . .  48

    10.1  Introduction. . . . . . . . . . . . . . . . . . . . . . . . .  48
    10.2  Warranty. . . . . . . . . . . . . . . . . . . . . . . . . . .  49
    10.3  Warranty Qualifications . . . . . . . . . . . . . . . . . . .  49
    10.4  Warranty Obligation . . . . . . . . . . . . . . . . . . . . .  54
    10.5  Post-Acceptance Support . . . . . . . . . . . . . . . . . . .  56
    10.6  Problem Response. . . . . . . . . . . . . . . . . . . . . . .  57
    10.7  Other Post-Acceptance Software Matters. . . . . . . . . . . .  59
    10.8  Training. . . . . . . . . . . . . . . . . . . . . . . . . . .  60
    10.9  Post-Maintenance Support after Warranty Periods . . . . . . .  61

11. LIABILITY . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61

    11.1  Insurance . . . . . . . . . . . . . . . . . . . . . . . . . .  61
    11.2  Indemnity . . . . . . . . . . . . . . . . . . . . . . . . . .  64
    11.3  Mechanics . . . . . . . . . . . . . . . . . . . . . . . . . .  67
    11.4  Intellectual Property Rights Problems . . . . . . . . . . . .  68
    11.5  Remedies. . . . . . . . . . . . . . . . . . . . . . . . . . .  70

12. OTHER REPRESENTATIONS, WARRANTIES AND AGREEMENTS. . . . . . . . . .  74

    12.1  Representations and Warranties. . . . . . . . . . . . . . . .  74
    12.2  Exclusivity . . . . . . . . . . . . . . . . . . . . . . . . .  76
    12.3  McKesson Repayment. . . . . . . . . . . . . . . . . . . . . .  77
    12.4  Balance Sheet . . . . . . . . . . . . . . . . . . . . . . . .  77
    12.5  Material Litigation . . . . . . . . . . . . . . . . . . . . .  77
    12.6  Title . . . . . . . . . . . . . . . . . . . . . . . . . . . .  77
    12.7  Liens . . . . . . . . . . . . . . . . . . . . . . . . . . . .  78
    12.8  Document Ownership. . . . . . . . . . . . . . . . . . . . . .  78
    12.9  Beta Site . . . . . . . . . . . . . . . . . . . . . . . . . .  79
    12.10 Little Rock . . . . . . . . . . . . . . . . . . . . . . . . .  79
    12.11 Corporate Standing. . . . . . . . . . . . . . . . . . . . . .  80
    12.12 Work under the Letter Agreements. . . . . . . . . . . . . . .  80

13. OWNERSHIP AND ASSIGNMENT. . . . . . . . . . . . . . . . . . . . . .  81

    13.1  CASI Principal Shareholders . . . . . . . . . . . . . . . . .  81
    13.2  Assignments . . . . . . . . . . . . . . . . . . . . . . . . .  82
    13.3  LS&CO. Ownership. . . . . . . . . . . . . . . . . . . . . . .  83

14. CONFIDENTIALITY . . . . . . . . . . . . . . . . . . . . . . . . . .  83

    14.1  Confidential Information. . . . . . . . . . . . . . . . . . .  83
    14.2  Price . . . . . . . . . . . . . . . . . . . . . . . . . . . .  85
    14.3  Access to Systems . . . . . . . . . . . . . . . . . . . . . .  86

15. TERMINATION . . . . . . . . . . . . . . . . . . . . . . . . . . . .  86

    15.1  Generally . . . . . . . . . . . . . . . . . . . . . . . . . .  86
    15.2  Termination by CASI . . . . . . . . . . . . . . . . . . . . .  87
    15.3  Effect of Termination by CASI . . . . . . . . . . . . . . . .  88
    15.4  Suspension. . . . . . . . . . . . . . . . . . . . . . . . . .  89
    15.5  Completion Risk Events. . . . . . . . . . . . . . . . . . . .  90
    15.6  Effect of Declaration of a Completion Risk Event. . . . . . .  92
    15.7  Impact on Licenses. . . . . . . . . . . . . . . . . . . . . .  96
    15.8  Effect on Other Provisions. . . . . . . . . . . . . . . . . .  97

16. OTHER MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . .  98

    16.1  Force Majeure . . . . . . . . . . . . . . . . . . . . . . . .  98
    16.2  Notices . . . . . . . . . . . . . . . . . . . . . . . . . . .  99
    16.3  LS&CO. Project Representative . . . . . . . . . . . . . . . . 101
    16.4  Further Assurances. . . . . . . . . . . . . . . . . . . . . . 101
    16.5  Time. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 102
    16.6  Lawyers . . . . . . . . . . . . . . . . . . . . . . . . . . . 102
    16.7  Survival. . . . . . . . . . . . . . . . . . . . . . . . . . . 102
    16.8  Severability. . . . . . . . . . . . . . . . . . . . . . . . . 102
    16.9  Interpretative Principles . . . . . . . . . . . . . . . . . . 103
    16.10 Conflicting Provisions. . . . . . . . . . . . . . . . . . . . 103
    16.11 No Third Party Benefit. . . . . . . . . . . . . . . . . . . . 103
    16.12 Entire Agreement. . . . . . . . . . . . . . . . . . . . . . . 104
    16.13 Waiver. . . . . . . . . . . . . . . . . . . . . . . . . . . . 104
    16.14 Employment Laws . . . . . . . . . . . . . . . . . . . . . . . 104
    16.15 Days. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 105
    16.16 Governing Law . . . . . . . . . . . . . . . . . . . . . . . . 105
    16.17 Counterparts. . . . . . . . . . . . . . . . . . . . . . . . . 106
             MATERIALS HANDLING SYSTEM AGREEMENT


     THIS IS A MATERIALS HANDLING SYSTEM AGREEMENT dated October 31, 1994, between COMPUTER AIDED SYSTEMS, INC., a California corporation ("CASI"), and LEVI STRAUSS & CO., a Delaware corporation ("LS&CO.").

                B  A  C  K  G  R  O  U  N  D

         A. CASI designs, builds and installs an integrated automated materials handling system it calls the Flexmaster(R) system. That system consists of various equipment components, designed and built by CASI, driven by proprietary software developed by CASI.

         B. LS&CO. is the world's largest apparel manufacturer. It is, as part of an extensive reengineering of its North American operations, building new product distribution centers (known as "customer service centers" or "CSCs") in Henderson, Nevada and Hebron, Kentucky. It is also retrofitting an existing CSC in Canton, Mississippi. Timely and successful completion of the CSC work is critical to the success of the reengineering effort.

         C. LS&CO. for some months studied available materials handling technologies for use in its new CSCs. It examined various alternatives and concluded that the Flexmaster(R) system would likely best meet LS&CO.'s needs. LS&CO. also concluded, however, that its requirements, including those relating to volumes, SKUs, customer order profiles, value-added services capability and worker wellness, could not be met by the Flexmaster(R) system without changes to that system.

         D. In 1992, LS&CO. (with its consultant, Andersen Consulting) and CASI began discussing the use of the Flexmaster(R) system in these new CSCs. They concluded that LS&CO. should fund CASI's research and development of a system (known as the "Quic System 2020") intended to meet LS&CO.'s requirements, with the objective of installing that system in the new CSCs. In March 1993, LS&CO. and CASI signed the first of a series of "interim agreements" providing for that activity and current funding. CASI did and is doing that work, and LS&CO. paid and is paying for it. CASI also is working with LS&CO. and Fluor Daniel, Inc., LS&CO.'s general contractor for the new CSC buildings and project manager, in analyzing CASI's resources, and on various "long-lead" time aspects of the project.

         E. CASI and LS&CO. have not, however, prepared a comprehensive description of CASI's work going forward. That is the purpose of this Agreement.

CASI AND LS&CO. AGREE AS FOLLOWS:

1.   Definitions
     -----------

         Certain terms used in this Agreement are defined in the Glossary accompanying this Agreement. The Glossary also identifies sections of this Agreement where other terms are defined.

2.   Project and Document Overview
     -----------------------------

         2.1 Basic Transaction. CASI will develop, design and build, and then install and support, on a concurrent, parallel basis, the Kentucky System, the Nevada System and the Mississippi System, and will develop and
license to LS&CO. the Licensed Software.   In exchange, LS&CO. will pay CASI
the amounts specified in Section 9. CASI is to perform its Work in the manner and on the Project Schedule contemplated by this Agreement.

         2.2   Importance of the Project

               (a) The Project is enormously important to both CASI and LS&CO. For CASI, successful execution of a high-visibility project for the world's largest apparel company could propel its growth and presence in the logistics community and create substantial value for its shareholders. It could be a showcase for the Flexmaster(R) system (particularly for CASI's Mandate(R) software) and the genesis of new projects arising out of a relationship with FD, one of the world's largest engineering and construction firms. For LS&CO., successful execution is essential in order for it to meet the customer service requirements that are at the heart of its North American reengineering effort. The work could help establish LS&CO. as an operational as well as marketing leader in the industry.

               (b) The scale and importance of the Project create corresponding risks and exposures for both CASI and LS&CO. CASI has never executed a multi-site project. Materials handling is its only business. The Project is the principal source of CASI's cashflow. Satisfaction of LS&CO. business requirements require research and creation of material flow and work processes and development of custom software. The Buildings are being "designed around" the System; a mid-stream change to a different material handling system would have enormous out-of-pocket and business disruption costs to LS&CO.

               (c) With these factors in mind, CASI and LS&CO. developed the working arrangement described in this Agreement, including the rules relating to software development, access and protection, payment, interactions with FD and completion of the Project should difficulties arise. A principal objective is the correlation and application of the combined resources and energies of CASI, LS&CO. and FD toward successful completion of the Project.

         2.3 This Document. This Agreement is the comprehensive statement of the agreement between CASI and LS&CO. The Agreement consists of both its text and its exhibits:

               - Section 3 of this Agreement describes CASI's scope of work and basic performance and installation obligations.
                    Section 4 focuses on software development and licensing.
                    Section 5 describes the procedure for changing CASI's work or schedule. Section 6 describes FD's role and the interactions among FD, CASI and LS&CO. Section 7 reviews individual System acceptance procedures. Section 8 is about spare parts. Section 9 describes CASI's compensation and the mechanics of payment. Section 10 contains CASI's warranty and addresses post-acceptance support. Section 11 describes insurance requirements, indemnification and remedial matters. Section 12 contains other representations, warranties and agreements. Section 13 relates to certain financial and ownership matters. Section 14 describes confidentiality obligations. Section 15 contains termination, project completion and "freedom from obligations" provisions. Finally, Section 16 contains more general contractual administration and interpretation and "boilerplate" provisions.

               - The exhibits contain a technical description of the System, including functional requirements and the specific components and requirements for each of the Kentucky, Nevada and Mississippi Systems. They also include the Project Schedule and information about Building access, Vendors, testing and acceptance, payment mechanics and other matters relating to CASI and the Project.

This Agreement terminates and replaces the existing Letter Agreements and is intended to apply to all work already performed, and the Work to be performed, by CASI.

3.   Scope of Work and Performance
     -----------------------------

         3.1 Basic Scope. CASI shall continue the design, engineering and fabrication of each System, including the continuing research and development of individual System design and the Licensed Software, and shall install, inspect, test and service each System, all in accordance with this Agreement (the "Work"). By the Project Final Acceptance Date, CASI shall have turned over to LS&CO. Systems meeting the applicable Completion Criteria. The remainder of this Section 3 provides more detail about CASI's responsibilities and focuses on management, procurement and Equipment and Hardware installation activities. Software development, testing, documentation and installation are of course critical components of CASI's scope; they are addressed in Section 4. CASI's obligations (for example, those described in Section 3.2(b) and 3.3) are subject to adjustment through the process described in Section 5.

         3.2   Responsibility and Dedication

               (a) CASI shall perform all of the Work in a good and workmanlike manner, in accordance with the standards for projects of similar design and complexity and with applicable laws, including those relating to occupational safety and health, and in accordance with the Project Schedule. It shall be solely responsible for the management, planning, techniques, sequences, procedures, means, timing and coordination of the Work. It shall be solely responsible for studying and understanding the location and design of each Building and the conditions under which it will perform the Work, and for planning and performing the Work in light of those conditions.

               (b) Except for (i) design and production work for GAP Inc. (or any affiliate of GAP Inc.) as part of CASI's support obligations to GAP Inc. (which CASI represents will not affect the Work or its ability to meet the Project Schedule) or (ii) work performed for any LS&CO. affiliate, CASI will not without LS&CO.'s prior written approval: (A) undertake any design work for anyone other than LS&CO. until the design element of the Work is completed or (B) undertake any in-house production of Equipment or Hardware components for anyone else until CASI has completed all vertical transfer units and insert/extract units for all three Systems. (These rules, as are those described in Section 3.3, may be changed or "relaxed" as contemplated by Sections 5.3 and 15.4.)

         3.3 Staffing. CASI shall supply all the managers, supervisors and laborers for the Work. In particular, the CASI employees identified in Exhibit P shall work on the Project "full time" or "LS&CO. Priority 1" (as so indicated in that exhibit) until their respective elements of the Work are completed; CASI shall not replace or reassign them without first obtaining LS&CO.'s approval. CASI shall replace any (not just "key") employees whom LS&CO. identifies as unsatisfactory if that employee continues to be unsatisfactory after a 30-day corrective period and shall advise LS&CO. of any replacements; this activity shall not affect LS&CO.'s rights under
Section 15.5. Additional requirements relating to employment matters are contained in Sections 3.8(d) and 16.14.

         3.4   Vendors

               (a) CASI may use and is using Vendors for certain portions of the Work; indeed, Work to be performed by Vendors represents approximately 51% of the total cost of the Work. Those Vendors with commitments in excess of $4 million ("Major Vendors") are identified on Exhibit K. CASI is fully responsible for the work and activities of its Vendors and for their failure to perform. If any Vendor does not adequately prosecute or perform its duties, CASI will at LS&CO.'s request and at CASI's cost replace that Vendor and otherwise see that the Work is properly completed. CASI shall furnish to LS&CO. in writing the names of, and will not retain unless LS&CO. approves, any other Vendors proposed for "Major Vendor" roles.

               (b) CASI's Major Vendor Agreements shall be in writing. Vendor Agreements with Major Vendors shall: (i) contain appropriate warranty, confidentiality, insurance and indemnification provisions and (ii) provide for assignment of the Vendor Agreement to LS&CO. as contemplated by Section
15.6. CASI has provided to LS&CO. a form of amendment to the Vendor Agreements for the Major Vendors and represented to LS&CO. that it will use its best efforts to obtain approval of the amendment from the Major Vendors and that, upon approval, the amendment will "govern" and "control" the matters described in clauses (i) and (ii) for the respective terms of those Vendor Agreements. On that basis, and assuming the amendment is approved by all Major Vendors in the form provided to LS&CO., LS&CO. confirms that the Vendor Agreements for the Major Vendors will satisfy these requirements in all material respects. CASI shall give LS&CO. a copy of any proposed or existing Vendor Agreement (with the price deleted). CASI shall also give LS&CO. all service manuals, operating instructions, warranties (to the extent transferable, in the case of non-Major Vendors) and the like received from each Vendor relating to System components upon completion by that Vendor of its work.

         3.5 Deviations from Basic System Documents. CASI shall design, build and install the Systems described in the Basic System Documents. LS&CO.'s approval of Basic System Documents shall not relieve CASI of any obligations under the Agreement, or be considered an assumption of responsibility by LS&CO. for the accuracy or adequacy of CASI's inputs into those materials. CASI shall not deviate materially from the Basic System Documents without prior written approval from LS&CO. through the Change Order process described in Section 5. CASI shall tell LS&CO. about those immaterial changes.

         3.6 Design Coordination. FD is designing and constructing, and is responsible for, each Building. CASI shall interact with FD in coordinating each System's design with each Building's design and construction. For example, CASI shall timely communicate to FD its requirements with respect to design and construction matters that are LS&CO.'s or FD's responsibility, including field surveys, elevations and baselines; excavations, drainage and foundations; loads; Building support and suspension of System components; electricity, water and lighting; floor, roof and wall opening; conduit and wiring and the like. Any changes to the design or construction of a Building or a System resulting from CASI's providing incorrect or incomplete information shall be at CASI's cost and expense.

         3.7 Shipments and Deliveries. CASI shall perform and have full responsibility for purchasing, estimating quantities and material take-offs. At each Building, it shall promptly unload shipments, store them in approved locations and deliver from storage materials as needed. It shall keep appropriate records of all shipments. As explained in Section 6, FD will assist CASI in meeting its procurement needs and is responsible for arranging all shipments to the Buildings of materials and equipment used by CASI.

         3.8   Work-site Activities

               (a) Coordination of activities at the three work sites is essential to the efficient and timely completion of the Project. To that end, CASI shall interact and cooperate with FD in coordinating CASI's storage, material flows and installation activities, and shall comply in all material respects with FD's work site general conditions. For example, as it will with others supplying materials and services, FD may assign reasonable work areas to CASI. CASI shall cooperate with FD in sequencing CASI's activities on site in order to minimize interference with other activities at the site. CASI shall confine its operations to the assigned areas, and shall provide and pay for any off-site space it may desire. CASI shall keep each of its work areas free from the accumulation of waste materials and rubbish caused by its operations. CASI's Building access requirements are contained in Exhibit I. Exhibit G contains additional information about worksite activities.

               (b) CASI shall inspect all Work performed by CASI and any of its Vendors. It shall at its expense reject all defective Work, materials or equipment, correct them and remove defective materials from the work sites.

               (c) CASI shall supply and maintain all of its installation equipment. All of it must be in proper operating condition, suitable for the safe and efficient performance of the Work. CASI shall provide safe and convenient storage space for all of its tools and equipment.

               (d) CASI shall be responsible for the safety of its employees and Vendors. It shall comply with all applicable provisions of federal, state and municipal safety laws, including, without limitation, the Occupational Safety and Health Act of 1970. It shall comply with FD's safety program, including substance testing of all individuals on the work sites. If CASI believes that there is an unsafe working condition which is caused by FD or by one of FD's subcontractors, CASI shall report it to FD.

               (e) CASI shall conduct its Work in a manner to avoid the risk of loss, theft, or damage by vandalism, sabotage or any other means at each Building, including continuing inspection and correction of any deficiencies. In addition, CASI shall comply with LS&CO.'s and FD's security requirements for the Buildings.

               (f) CASI shall obtain all installation and other licenses, permits and inspections necessary for its Work. CASI shall not, under any circumstances, cause or permit the discharge, emission or release of any hazardous substance and/or waste, pollutant, contaminant or other substance in violation of any applicable laws. CASI shall be responsible for compliance with all hazardous waste, health and safety, notice, training, and environmental protection laws, rules, regulations and requirements applicable to the Work. CASI shall report to the appropriate governmental agencies all discharges, releases and spills of hazardous substances and/or wastes required to be reported by CASI by law and shall immediately notify LS&CO. of these incidents.

               (g) CASI may ship extra material to each work site at its expense. Surplus material shall remain CASI's property; CASI shall remove it within a reasonable time after completion of installation at that site.

4.   Software and System Design
     --------------------------

         4.1 Software Development. CASI shall develop the Licensed Software in accordance with the development plan attached as Exhibit Y and the Licensed Software Specifications to be delivered as described in Exhibit
B. It shall do that Work in a good and workmanlike manner using professional personnel and in accordance with the standards for projects of similar design and complexity.

         4.2 Viruses. CASI shall not introduce a virus with any software it uses in connection with the development of the Licensed Software. CASI shall also use its best efforts to prevent the introduction of any virus into the Licensed Software. Finally, CASI confirms that none of the Licensed Software shall contain any embedded device or code (for example, a time bomb) that is intended to obstruct or prevent LS&CO.'s use of the Licensed Software in any way, nor will CASI disable LS&CO.'s use of the Licensed Software.

         4.3   Licenses, Generally

               (a) Sections 4.4, 4.5 and 4.6 explain various "licenses" CASI is granting to LS&CO. Those licenses have these purposes:

                    - The "Licensed Software Object Code" licenses, in basic terms, permit LS&CO. to "run" the three Systems. They also permit LS&CO. to use the Licensed Software at the Little Rock CSC and, as explained in Section 4.4, at CSCs or other locations operated by LS&CO. anywhere in the world. Finally, they permit LS&CO. to use the Licensed Software to complete the Systems if CASI does not.

                    - The "Licensed Software Source Code" licenses, in basic terms, permit LS&CO. to use the "source code" in maintaining the Systems, and in completing the Systems if CASI does not.

                    - Finally, the "Basic System Documents" and "Completion Documents" licenses permit LS&CO. to use the System designs, plan, specifications and drawings to complete the Systems (including Equipment and Hardware as well as Licensed Software) if CASI does not.

Other provisions relate to how LS&CO. learns about the Licensed Software (for example, through documentation and compilation exercises), how LS&CO. pays for it and how LS&CO. protects it, a subject of great importance to CASI. Finally, the impact on these licenses of a "termination" of this Agreement is explained in Section 15.7.

               (b) More explanation about the "operative" language that follows: software license agreements typically recite that a license is "fully-paid" if the licensor grants it free of charge, or if the licensee pays for it in a lump sum and there are no on-going royalties associated with the continuation of the license. Agreements also typically recite that the license is "perpetual" and "irrevocable" or, alternatively, specify an expiration date or termination procedure. Agreements often identify "locations" and "fields of use." LS&CO. and CASI, mindful of the complexity created by the "staged payment" arrangement described in Section 9 and the "Completion Risk Event" concept described in Section 15, believe it more efficient to state, in simple terms, their agreement. To that end:

                    - All of the licenses granted by CASI to LS&CO. are currently effective. They do not "spring" into effectiveness upon some future event, whether it be completion of development by CASI, full payment by LS&CO. or declaration of a "Completion Risk Event" by LS&CO.

                    - None of the licenses granted by CASI to LS&CO. are as of the date of this Agreement "fully paid." They will be "fully paid" only when LS&CO. makes the payments required by Section 9.

                    - None of the licenses permits LS&CO. to use the Licensed Software for any purpose other than for its activities in the wholesale and retail apparel business.

                    - None of the licenses are "exclusive" to LS&CO. They are all non-exclusive.

                    - LS&CO. is entitled to use the Licensed Software if CASI installs any System or Systems as contemplated or if LS&CO. installs any System or Systems after declaring a Completion Risk Event, in accordance with Sections 9.3 and 15.

                    - All of the licenses are "perpetual," in that they do not expire on a fixed date. They are, however, "subject to termination" in the limited cases described in Section 15.7.

These principles apply to the licenses formally "granted" by CASI in Sections 4.4, 4.5 and 4.6; those sections should be so read and understood.

         4.4 Object Code License. CASI hereby grants to LS&CO. a license to use the Licensed Software Object Code, the associated end user documentation and future releases actually provided to LS&CO. under Section 10, for LS&CO.'s internal operations at the Kentucky, Mississippi and Nevada CSCs, at the Little Rock CSC (see Section 12.10), and at other LS&CO.- operated locations (including of course Additional Sites), all as reasonably required to use and/or maintain the Licensed Software Object Code.

         4.5   Base Code License; Additional Sites

               (a) Subject to Section 4.5(b), CASI hereby grants LS&CO. a license to use the Licensed Software Base Code for LS&CO.'s internal operations at other LS&CO.-operated locations, whether in existence today or established in the future, anywhere in the world (together, the "Additional Sites"). As described in Section 10,7, each Software Upgrade purchased by LS&CO. shall be available for use with each System and at Additional Sites for a one-time purchase price.

               (b) This license shall be effective with respect to Additional Sites where LS&CO. intends to operate a materials handling system (that is, a new CSC) only if LS&CO. complies with this procedure: LS&CO. shall notify CASI when LS&CO. intends to construct or renovate such an Additional Site using the Licensed Software. If CASI wishes to and so advises LS&CO. within 30 days after receiving that notice, LS&CO. shall negotiate exclusively with CASI, in good faith for a 90-day period after receipt of CASI's notice, to determine if they can reach agreement on CASI's providing any or all of the preliminary materials handling system design and engineering services, hardware design and engineering, fabrication, installation and software customization services for that Additional Site.
If they do not in that 90-day period sign a definitive agreement or letter of intent to that effect, then LS&CO. shall be free after that period to negotiate with and retain another party to provide those services or to perform those services itself, and to use the Licensed Software Base Code at the Additional Site. That all said, LS&CO. of course shall not be obligated to initiate these discussions with CASI if during the course of or after the completion of the Project:

                    -      LS&CO. declared a Completion Risk Event;

                    - any Final Acceptance Date occurred after the date set for that event in the Project Schedule; or

                    - CASI breached in any material respect any of its material obligations under Sections 3, 4, 6,
                           7,  8,  9.12,  9.13,  9.14,  10,  11,  12.2,
                           12.5,  12.7,  12.9,  13.2,  14, 15.8 or  16.14
                           and, after receiving written notice of the breach from LS&CO., failed to timely cure it, it being understood that LS&CO. shall not be obligated to initiate the discussions if LS&CO. suffered any adverse financial impact as a result of the breach.

The business rationale for this rule is simple: LS&CO. should not be obligated to work with CASI on an Additional Site project if CASI has not successfully performed the Project.

         4.6   Source Code and Basic System Documents

               (a) From now through the Project Final Acceptance Date, CASI shall deliver to LS&CO. the most current (final, not working draft) versions of the Licensed Software Source Code, Licensed Software Object Code and Basic System Documents as they become available. Promptly after the Final Acceptance Date for a System, CASI shall provide LS&CO. with an updated user's version of the Licensed Software Source Code and of the Basic System Documents, diagnostics and simulations for that System.

               (b) CASI hereby grants LS&CO. a license to use, modify and reproduce the Licensed Software Source Code, the Licensed Software Object Code, the Basic System Documents and the Completion Documents, for purposes of completing development, installation and testing of the Systems after declaration of a Completion Risk Event. Upon LS&CO.'s request, from now until the Project Final Acceptance Date, CASI shall make available to LS&CO., at CASI, the most current versions of the Completion Documents as they become available.

               (c) CASI hereby grants LS&CO. a license to use, modify, and reproduce the Licensed Software Source Code as needed: (i) to change parameters and access frequencies within allowable parameters described in the user documentation, provided that LS&CO. shall advise CASI, before or promptly after making the changes, of the settings that are being used to facilitate CASI's support and (ii) to make any other changes to the Licensed Software Source Code, and changes in external access to the Licensed Software Source Code, provided that, in the clause (ii) situation, LS&CO. shall first obtain CASI's written consent before making those changes. LS&CO. must comply with these notice and consent requirements (both clauses (i) and (ii)) only for as long as CASI is providing warranty or maintenance services to LS&CO. under Section 10. As described in that section, compliance by LS&CO. is a condition to CASI's obligations to perform under that section.

               (d) Upon CASI's initial delivery to LS&CO. of a complete, fully documented copy of the Licensed Software Source Code or any updated version, CASI shall, at LS&CO.'s request and in the presence of an LS&CO. technical representative, compile the Licensed Software Source Code and test the resulting object code to verify that the Licensed Software Source Code is sufficient and complete. They shall do that work at CASI.

         4.7 Protection. LS&CO. shall "protect" the Licensed Software Object Code and Licensed Software Source Code in the manner described in Exhibit S. LS&CO. may, at its option, place the Licensed Software Source Code with a third party experienced in source code escrows and who is approved by CASI, but LS&CO. will have complete power to obtain its release. Thus, any such arrangement will be a "two-way" escrow between LS&CO. and the escrow agent.

         4.8 Patents. CASI shall not: (a) assert against LS&CO. any Intellectual Property Rights, including, without limitation, patent rights arising under any United States or foreign patent now owned by, or later issued or assigned to, CASI, applicable to any System as it exists on its Final Acceptance Date, including the Licensed Software, regardless of whether CASI completes the Work as contemplated by this Agreement or LS&CO. completes installation of the Systems after declaring a Completion Risk Event or (b) require any fees or royalties from LS&CO. based upon any such Intellectual Property Right other than of course those contemplated by Section 9 of this Agreement. A list showing CASI's current patents issued and applied for is attached as Exhibit L.

         4.9 Documentation; Disaster Recovery. Software development and installation is critical to the success of the Project. Because of that, CASI must carefully manage development, testing and installation, document its work in a manner such that loss of key personnel would not jeopardize the work and maintain appropriate backup such that a fire, earthquake or the like at CASI's home office would not result in irretrievable loss. To that end, Exhibit T describes documentation requirements and scheduling and CASI's disaster recovery plan. CASI shall meet those requirements and maintain that plan until the Project Final Acceptance Date.

         4.10 Interfaces. Development and installation of "interfaces" between the Licensed Software and LS&CO. software also is critical to successful (from LS&CO.'s perspective) completion of the Project. LS&CO., not CASI, shall be ultimately responsible for the performance and outcome of the Interface work. CASI shall cooperate with LS&CO. and its consultants (including, for example, by participating in work sessions) as LS&CO. does that work. Exhibit B describes in more detail CASI's participation and the limitations on its responsibilities. LS&CO. confirms that it, not CASI, shall be responsible to licensors to LS&CO. of software that may be modified as part of the interface work.

5.   Changes in the Scope of Work
     ----------------------------

         5.1   General Rule

               (a) LS&CO. may order changes in the Work by so advising CASI in writing. Upon request by LS&CO., CASI shall prepare and forward to LS&CO. a proposed "Change Order." It shall contain a description, and if appropriate, feasibility assessment, of the change, a written estimate of related costs and any proposed adjustment in the Compensation or Project Schedule. LS&CO. shall reimburse CASI for the reasonable costs incurred by CASI to prepare Change Orders. LS&CO. shall advise CASI in writing of LS&CO.'s approval or disapproval of the Change Order. If LS&CO. approves it, CASI shall perform the Work as described in the Change Order, and any approved adjustment to the Compensation and the Project Schedule shall become effective.

               (b) As contemplated by Section 3.5, CASI shall deliver the Systems described in the Basic System Documents on the Project Schedule. Prior to making any proposed change in its Work other than as permitted by
Section 3.5, or if it believes a change in the Compensation or Project
Schedule is appropriate, CASI shall advise LS&CO. in writing that CASI believes a change is necessary. If LS&CO. agrees, LS&CO. shall advise CASI by way of a request for a proposed Change Order and thereafter the Change Order shall be handled as if initiated by LS&CO.

         5.2 Effect of Change Orders. LS&CO. assumes no obligation to pay for changes in or additional Work performed by CASI or to adjust the Project Schedule absent an effective Change Order, except for reasonable actions necessitated by risk of injury to person or damage to System components or changes arising from mutually-agreed Force Majeure Conditions. Except for any agreed-upon adjustments, all terms of this Agreement (including, without limitation, those relating to the Project Schedule and the Compensation) shall apply to the Work contemplated by any approved Change Order. Some legal aspects: no Change Order shall release or exonerate in any way the surety on any bond given by CASI or any Vendor in connection with this Agreement, and LS&CO. shall not be required to provide notice to the surety of any change. In addition, no course of conduct between LS&CO. and CASI, nor express or implied acceptance of any change, and no claim that LS&CO. has been unjustly enriched by any alteration or addition to the scope of Work, shall be the basis of any claim by CASI for an increase in the Compensation or a change in the scope of Work or Project Schedule.

         5.3 Building-related and Other Project-related Developments. Each party shall promptly advise the other of Building construction delays or other developments at the Buildings or other project-related developments that could materially affect the schedule for the Work or the Compensation, such as suspensions under section 15.4, Force Majeure Conditions and downsizing of the Project. LS&CO. shall thereafter consult with CASI and together they shall mutually determine appropriate changes, if any, to the Project Schedule, Compensation or the nature or sequence of the Work and prepare, if necessary, an appropriate Change Order or action under or amendment to this Agreement. (For example, it may be appropriate for CASI to take on projects it would otherwise be prevented from taking on because of
Section 3.2(b), or to reassign or replace employees that it would otherwise be prevented from reassigning or replacing because of Section 3.3.)

6.   LS&CO. and FD Role
     ------------------

         6.1 FD Background. Since CASI began working with LS&CO. LS&CO. retained FD as general contractor for the construction of the Buildings.
Because:

               - of the obvious need for effective interaction between CASI and the construction general contractor at both the design and installation phases of the Project;

               - LS&CO., as a shared customer of FD and CASI, views their work as a single deliverable (that is, operating customer service centers); and

               - LS&CO. was and is concerned about whether CASI possessed sufficient resources to complete successfully a multi-site installation;

LS&CO., CASI and FD explored various ways of structuring their relationships. For example, CASI and FD discussed joint venture and teaming arrangements, and signed a letter of cooperation; a copy is attached as Exhibit H. FD completed and reviewed with CASI a study of CASI's resources and processes, proposed various means by which FD could assist CASI and developed a compensation arrangement in which FD's compensation from LS&CO. could be tied to CASI's success.

         6.2   FD Role

               (a) As a result of this work, LS&CO., CASI and FD have agreed to an arrangement, described in Exhibit G, in which FD will act as LS&CO.'s agent and as an additional resource for LS&CO. and CASI on various aspects of the Work. It also contemplates the creation of a "Management Team," comprised of representatives of CASI, LS&CO. and FD, empowered to oversee and coordinate Project-related activities, and to resolve operational problems and conflicts as they may arise. Finally, it provides that FD will be responsible for arranging and tracking CASI and Vendor shipments and transportation of materials and equipment to the Buildings. This arrangement is intended to enable CASI to draw on the resources of FD in completing successfully the Project, to provide LS&CO. with greater assurances about successful and timely installation of the Systems and to directly align the incentives of FD and CASI. In order for this arrangement to work:

                    - CASI must provide FD with reasonable access to CASI's facilities, personnel and Major Vendors;

                    - CASI must provide FD with reasonable access, for review purposes, to CASI's drawings, software documentation and other documents;

                    - FD must provide CASI with assurances about FD's protection of and respect for CASI technology and trade secrets; and

                    - all participants must approach the interactions as part of the effort to leverage off existing resources and expertise.

CASI and LS&CO. agree to comply with these requirements. They underlie the review, inspection, meeting and assistance arrangements described in Exhibit G.

               (b) That said, CASI is and must remain ultimately responsible for its Work. FD's role shall be to monitor and assist, not to dictate, and (other than as to work-site general conditions as described in Exhibit I and Section 3.8) CASI shall be free to accept or reject FD's suggestions. CASI shall, however, advise the Management Team and LS&CO. of material disputes or difficulties with FD, and participate with LS&CO. and FD in good faith attempts to resolve the problem.

               (c) Some "legal" explanation of this arrangement: CASI is an independent contractor. The relationships created by this Agreement are intended to and shall be contractual in nature. This Agreement does not create any partnership, joint venture, employment, agency, fiduciary or other relationship between CASI and LS&CO., or between CASI and FD. (FD, however, is under this Agreement acting as LS&CO.'s "agent.") CASI does not have the ability to bind or act as the representative of LS&CO. or FD. Neither LS&CO. nor FD has the ability to bind or act as the representative of CASI. CASI also, by signing this Agreement, releases FD from and against any claims, demands or causes of action CASI may now or in the future have against FD relating to this arrangement (including particularly FD's role as LS&CO.'s agent), regardless of whether they are based on contract, tort (including negligence), strict liability or other legal theory, except for claims under any separate confidentiality agreement between FD and CASI.

         6.3   Inspection

               (a) LS&CO. may at all reasonable times inspect the Work, and all material, supplies and equipment for the Work, at each Building and at CASI's and, as CASI will arrange as contemplated by Exhibit G, its Major Vendors', facilities. These inspections, however, will not be intended as first line quality control (that is CASI's responsibility) and shall in no way limit CASI's obligations or otherwise impair LS&CO.'s rights.

               (b) LS&CO. may reject defective Work. If so, CASI at its expense shall correct it.

         6.4 Meetings . CASI, as requested by LS&CO., shall participate in meetings to discuss the Work. For example, it shall participate in the engineering progress review meetings and in software development review sessions described in Exhibit G, as well as in other meetings (for example, sessions relating to software interface work) requested by LS&CO.) It also shall provide to LS&CO. reports requested by LS&CO. in addition to those submitted to or produced by the Management Team.

7.   Acceptance
     ----------

         7.1 Testing. Timely and tightly-planned and executed testing and debugging of each System is essential to Project success. Accordingly, CASI shall, using appropriate senior personnel, test each System in accordance with the System testing and acceptance plan attached to this Agreement as Exhibit D (the "Testing Plan") and at the times specified in the Project Schedule. As described in that Testing Plan, LS&CO. may participate in all testing and debugging efforts, including physically observing testing activities and reviewing written test results. In all events, CASI shall review test results and debugging plans with LS&CO. and respond adequately to LS&CO.'s criticisms or suggestions. CASI shall correct all material problems identified (by both CASI and LS&CO.) in each testing stage before proceeding to the next stage. (This Section 7.1 only describes general principles underlying the Testing Plan; the detail is contained in the Testing Plan.)

         7.2 Punchlists. During "production testing" and correction for each System, as described in Exhibit D, CASI and LS&CO. shall inspect each component of the System, conduct any additional testing and prepare two "punchlists," one identifying major problems and one identifying minor problems. ("Major" problems are those that affect the ability of a System to meet the Completion Criteria.) CASI shall begin correcting both types of problems.

         7.3   System Final Acceptance

               (a) CASI shall notify LS&CO. when CASI believes it has corrected all "major punchlist" items. At that time, CASI and LS&CO. shall once again inspect the System and conduct any additional tests LS&CO. may desire to confirm that the System meets the Completion Criteria. Once the System meets the Completion Criteria, LS&CO. shall "Finally Accept" the System, and deliver to CASI a certificate to that effect. That act represents "System Final Acceptance" and the date of that act is the "System Final Acceptance Date." CASI of course shall complete the remaining "minor" punchlist items, as-built drawings and other post-acceptance work.

               (b) "System Final Acceptance" has these principal implications: (i) CASI may be entitled to the Final Payment for the accepted System, as explained in Section 9.12 or Section 9.13; (ii) CASI may be entitled to release of retained amounts and other payments, as explained in
Section 9.8; (iii) the Warranty Period begins to run with respect to the accepted System, as explained in Section 10.4; (iv) LS&CO. will have full operational control, management and responsibility for the accepted System; and (v) CASI's liability with respect to the accepted System becomes more limited as described in Section 11.5. (These implications are the same for the System Final Acceptances for all three Systems, it being understood that System Final Acceptance for the last of the Systems to be completed has additional implications, as described in Section 7.4.)

               7.4 Project Final Acceptance. "Project Final Acceptance" occurs on the date the requirements described in Section 9.13 are satisfied, and it corresponds with the System Final Acceptance Date for the last accepted System. It has these principal implications: (i) CASI may be entitled to the Final Final Payment, as explained in Section 9.13; (ii) CASI may be entitled to a Licensed Software milestone payment as described in
Section 9.3; (iii) CASI may be entitled to release of retained amounts and other payments, as explained in Section 9.8; (iv) CASI may be entitled to the Incentive Payment described in Section 9.4; and (v) CASI will be relieved of the various information-provision obligations described in Sections 12.3-12.5 and certain of the insurance requirements as described in Section 11.1.

8.   Spare Parts
     -----------

         8.1 Initial Supply. By March 28, 1995, CASI shall submit to LS&CO. a written description, for each system of a recommended spare parts inventory, and a written list of recommended suppliers of those parts. That inventory recommendation shall also identify which parts CASI considers to be "covered" by its Intellectual Property Rights. LS&CO. shall review the recommendation within 60 days after receipt and (assuming of course agreement on pricing) commit to purchase from CASI those spare parts LS&CO. wishes to purchase, it being understood that the cost of these spare parts is not included in the Compensation. CASI shall purchase, manufacture and assemble those selected spare parts into kits or individual units that will be clearly marked with a specific CASI identification number, part description and information about which sub-assembly or assemblies for which the part is to be used. CASI shall deliver to LS&CO. all spare parts for a particular System no less than 90 days before starting the "production acceptance testing" phase of the testing of that System.

         8.2   Future Purchases.   Going forward, CASI shall not be obligated
to maintain any spare parts inventory of its own at any CSC or at any CASI-operated location. Accordingly, after those initial purchases, LS&CO. may buy spare parts from any supplier, except for those parts which are "covered" by CASI's Intellectual Property Rights. LS&CO. shall be obligated to purchase from CASI, and CASI shall be obligated to make and sell to LS&CO., those "covered" spare parts from CASI (or, if CASI is no longer operating, any successor to CASI's business capable of producing them in the time and with the quality CASI could have produced them) for so long as the relevant part is "covered," at a price equal to 150% of CASI's then-current cost for that "covered" spare part. CASI shall promptly supply LS&CO. with any supporting documentation requested by LS&CO. relating to CASI's costs.

         8.3 Parts Inventory and Use. LS&CO. shall be responsible for keeping and maintaining adequate numbers and kinds of spare parts on hand at each CSC. During the Warranty Period applicable to each System, CASI shall be free to use substitute parts and materials as needed from the spare parts inventory at that facility in order for CASI to replace any defective or non-conforming parts or materials. CASI shall thereafter provide LS&CO. with new or refurbished replacement parts or materials to be added back to the LS&CO. spare parts inventory at that CSC. If CASI provides LS&CO. with any replacement parts or materials, CASI may keep all the replaced defective or non-conforming parts and materials. During the applicable Warranty Period, CASI shall pay all shipping costs, both to and from CASI or other location, associated with the removals, reinstallations and replacements of parts contemplated by this Section 8.3, and shall be responsible for arranging for and tracking those shipments.

9.   Payment
     -------

         9.1 Compensation Overview. CASI's compensation for the Work has several elements. Those elements, and the mechanics of payment, are described in this Section 9. In general, LS&CO. shall pay CASI specified amounts for Equipment and Hardware fabrication and installation, and for research and development activities (the "Development Activities" described in Section 9.3). LS&CO. shall each month pay CASI a portion of those amounts but, as explained in this Section 9, the actual amount payable will be a function of:

               - in the case of Equipment and Hardware fabrication, and, separately stated, installation, CASI's charges for and "percent completed" of the actual Work done in a payment period, as contemplated by the Schedule of Values, and the application of a "retention" arrangement; and

               - in the case of Development Activities, CASI's costs and charges for the actual Work done in a payment period, and the application of an "incentive milestone" arrangement.

LS&CO. has paid CASI for CASI's work on behalf of LS&CO. under the Letter Agreements. Sections 9.4 and 12.12 contain additional information about payments under the Letter Agreements.

         9.2 Equipment Fixed Price. In exchange for CASI's performance of the remainder of the Work relating to Equipment and Hardware fabrication and installation, and as may be adjusted as described in this Section 9, LS&CO. shall pay CASI a fixed price of $124,741,061 (the "Equipment Fixed Price"). The Equipment Fixed Price reflects these key elements:

     Equipment and Hardware design and fabrication        $100,644,621
     (amount shown reflects full release of related
     retention amounts)

     Equipment and Hardware installation                    24,096,440

Exhibit J, the Schedule of Values, allocates the Equipment Fixed Price on a per System, component-by-component basis.

         9.3   Payment for Development Activities

               (a) CASI, on LS&CO.'s behalf and through LS&CO. funding, is engaging in continuing research and development activities relating to the development of the Licensed Software, process development (including development of related Hardware components), systems integration and workstation development (collectively, the "Development Activities"). The budget for Development Activities is $11 million, including $4.5 million for additional activities relating to development and installation of the
Licensed Software (the "Licensed Software Development Activities").   To
date, LS&CO. under the Letter Agreements has paid CASI $2,383,254 of that amount. Going forward, LS&CO., through the Application for Payment process described in Section 9.5, will reimburse and pay CASI $8,616,746 (the "Development Activities Expenses") for its continuing Development Activities
efforts.    Exhibit Y is a Licensed Software Development Plan showing the expected manner and timeframe for the remaining Licensed Software Development Activities.

               (b) In addition, LS&CO. shall pay CASI additional amounts in respect of the Licensed Software Development Activities only if CASI achieves result-oriented milestones:

        Milestone Event:                Achievement Date:       Amount:
   Certification Test (Hayward)         January 1, 1996      $    250,000

   Begin First Site Production Test     August 5, 1996       $    250,000

   Project Final Acceptance Date        December 31, 1996    $  1 million

   Total:                                                    $1.5 million

In each case, LS&CO. shall pay CASI the entire amount if CASI achieves the milestone event before or within 30 days after the specified achievement date. If CASI achieves the milestone event during the period beginning 30 days after and ending 60 days after the specified achievement date, LS&CO. shall pay CASI no less than 75% of the specified amount, with the actual amount determined by prorating daily from day 31 to reach a maximum reduction of 25% at day 60. If CASI achieves the milestone event during the period beginning 60 days after and ending 90 days after the specified achievement date, LS&CO. shall pay CASI no less than 25% of the specified amount, with the actual amount determined by prorating daily from day 61 to reach a maximum reduction of 75% at day 90. LS&CO. shall not be obligated to pay CASI any amount in respect of the milestone if CASI does not achieve it
within 90 days after the specified achievement date.   (The $6 million
represented by adding these milestone amounts to the $4.5 million in Licensed Software Development Activities costs referred to in Section 9.3(a) is called the "Licensed Software Total Amount.")

               (c) This Agreement contemplates various situations in which the Project or Work may materially change over time. For example, Section
15.5 describes "Completion Risk Events" that permit LS&CO. to "take over" and complete the Project on its own. Sections 5 and 15 allow for "downsizing" by LS&CO. of the Project. This Section 9.3(c) describes how the "staged payment" arrangement for the Licensed Software works in these contexts:

                    - If LS&CO. declares a Completion Risk Event but CASI, as contemplated by Sections 15.6(b) and 15.7, continues performing Licensed Software Development Activities, then the payment rules are not affected; LS&CO. shall continue to pay as provided in Sections 9.3(a) and (b).

                    - If LS&CO. declares a Completion Risk Event and takes over Licensed Software Development Activities, then LS&CO. shall no longer be obligated to pay all or some of the Licensed Software Total Amount as provided in Sections 9.3(a) and (b). Instead, it shall be obligated to pay the difference, if any, between (i) $6 million and (ii) its costs of completion of the Licensed Software Development Activities and the amount previously paid to CASI under Sections 9.3(a) and (b) for Licensed Software Development Activities and related milestone achievements.
                           If the amount described in clause (ii) is greater than $6 million, then of course LS&CO. has no obligation to pay CASI any amount.

                    - If LS&CO. reduces the scope of the Project to, for example, installation of only one System, and CASI continues performing Licensed Software Development Activities, then the payment rules are not affected; LS&CO. shall continue to pay as provided in Sections 9.3(a) and (b).

         9.4   Additional Agreements Regarding Compensation

               (a) The Equipment Fixed Price, the Development Activities Expenses, the software milestone payments described in Section 9.3(b), the Incentive Payment described in Section 9.4(c) and the amount described in
Section 9.4(e) are referred to collectively as the "Compensation."

               (b) Except as described in section 9.4(f) or as may be agreed through the Change Order process described in Section 5, LS&CO. shall have no obligation in any case to pay CASI any amounts in respect of the Work in excess of the Compensation. In particular, that is so regardless of: (i) nonperformance or pricing changes by Vendors; (ii) errors or omissions in the Basic System Documents; (iii) correction of defective work by CASI or by Vendors; or (iv) changes initiated by CASI unless they have been approved through the Change Order process. (Change Orders providing for price increases may result from, for example, demonstrated cost increases caused by the use of union labor or difficulties in obtaining timely Building access.)

               (c) In addition to the amounts described in Sections 9.2 and 9.3, LS&CO. shall also pay CASI the sum of $350,000 (the "Incentive Payment") if the Project Final Acceptance Date occurs on or before the date that is 30 days before the date identified in the Project Schedule (as it may be amended over time) as the Project Final Acceptance Date.

               (d) The amounts shown for the Equipment Fixed Price and the Development Activities Expenses include the October 1994 Application for
Payment.   CASI and LS&CO. have not yet but must reconcile the September 1994
Application for Payment.

               (e) One of the early Letter Agreements established a project management role and budget of $5 million for CASI. To date, LS&CO. has paid CASI $3,780,885 of that amount. Going forward, LS&CO. shall pay CASI, through the Application for Payment process described in Section 9.5, the remaining $1,219,115.

               (f) Section 10 provides for performance by CASI of "post-acceptance" services. LS&CO. shall pay CASI $3,055,000 for those services. The payment mechanics are separate from those for the Compensation; they are described in Exhibit X.

         9.5 Payment Mechanics. CASI shall submit to LS&CO. each month (either by the first day or as soon thereafter as it can) a document, in the form attached as Exhibit M, describing:

               - on a component-by-component, Building-by-Building, line-item basis, CASI's estimated charges for Equipment, Hardware and installation for the next one month period, with the estimates derived from the Schedule of Values, and less the retention contemplated by Section 9.8, plus the amount of Reimbursable Taxes paid by CASI (and to be reimbursed by LS&CO. to CASI) for the prior period;

               - CASI's estimated charges for project management activities as contemplated by Section 9.4(e);

               - CASI's estimated Development Activities Expenses, as described in Section 9.3(a);

               - any retention release or milestone payment amounts due CASI as contemplated by Sections 9.3 and 9.8; and

               - the nature and impact of any Change Orders approved for action during that period.

This document is an "Application for Payment." CASI shall also provide LS&CO. with supporting documentation reasonably requested by LS&CO. Review of that documentation shall not delay LS&CO.'s payment to CASI; discrepancies in the Application for Payment shall be reconciled or adjusted through the process described in Section 9.7. LS&CO. shall, within ten days after receipt of an Application for Payment, pay the amount stated in that document. It shall do so by wire transferring the funds to the account identified by CASI from time to time in the form described in Exhibit N.

         9.6 Other Money Matters. In recognition of the benefits to CASI of this "estimate/advance/reconciliation" payment arrangement, CASI shall promptly contact LS&CO., and obtain LS&CO.'s prior written approval, if it anticipates that it will exceed by 10% or more the estimated charges in respect of any activity or in the aggregate during the period covered by any Application for Payment. If LS&CO. does not object or respond within five days, LS&CO. shall be considered to have approved the matter. If it does object, CASI and LS&CO. shall consult and resolve the matter. CASI understands that prompt payment of Vendors is of critical importance.

         9.7   Reconciliation and Confirmation

               (a) No later than 15 days after the end of each calendar month, CASI shall provide to LS&CO. a written comparison, in the form attached as Exhibit M, of the prior month's estimate (as reflected in the Application for Payment) against the actual performance and completion of those items during the month. This is a "Reconciliation Statement." It shall be certified as to accuracy by a CASI officer. CASI shall also supply or make available to LS&CO. supporting documentation reasonably requested by LS&CO. to verify completion and use of the funds. "Reasonably requested" documents include, among others, invoices and bills of sale (with costs deleted), title documents and evidences of insurance. Finally, CASI shall supply to LS&CO. the lien release materials described in Section 12.7.

               (b) If CASI and LS&CO. determine after review of a Reconciliation Statement and supporting documents that LS&CO. paid CASI more than the amount attributable to the Work actually performed by CASI during the month, then CASI shall credit LS&CO for the full amount of the difference. It shall reflect that credit in the next Application for Payment.

               (c) If CASI and LS&CO. determine after review of a Reconciliation Statement and supporting documents that the payment did not fully compensate CASI for the Work actually performed during the month, then LS&CO. shall pay CASI the full amount of that difference. CASI will reflect that amount in the next Application for Payment.

         9.8   Retention

               (a) LS&CO. shall "retain" (keep) a portion of the Equipment Fixed Price and shall "release" (pay) that amount as described in this
Section 9.8. Each Application for Payment submitted before the Mechanical Installation Complete Milestone for a System shall reflect, for each such System, a retention of 5% of the total estimated amount for Equipment and Hardware for that month. LS&CO. shall release those retained amounts with respect to a System as follows:

                    -      25% upon achievement of the Mechanical
                           Installation Complete Milestone;

                    -      25% upon achievement of the System Complete
                           Milestone;

                    -      25% upon the System Final Acceptance Date; and

                    -      25% upon the Project Final Acceptance Date.

In each case, LS&CO. shall release to CASI the entire amount if CASI achieves the milestone event before or within 30 days after the specified milestone date. If CASI achieves the milestone event during the period beginning 30 days after and ending 60 days after the specified achievement date, LS&CO. shall release to CASI no less than 75% of the specified amount, with the actual amount determined by prorating daily from day 31 to reach a maximum reduction of 25% at day 60. If CASI achieves the milestone event during the period beginning 60 days after and ending 90 days after the specified achievement date, LS&CO. shall release to CASI no less than 25% of the specified amount, with the actual amount determined by prorating daily from day 61 to reach a maximum reduction of 75% at day 90. LS&CO. shall not be obligated to release to CASI any amount in respect of the milestone if CASI does not achieve it within 90 days after the specified achievement date.

               (b) CASI shall notify LS&CO. in writing whether or not it has met each milestone described in Section 9.3(b) or 9.8(a) and the amount it believes is owing in respect of that achievement. If CASI states that it has met a milestone, then LS&CO., within 30 days after receipt of that notice, shall notify CASI of LS&CO.'s concurrence with or rejection of that statement. If LS&CO. concurs, LS&CO. shall pay CASI the appropriate amount within five days after sending its "concurrence" notice. (In addition, LS&CO. shall not going forward continue retaining amounts in respect of "now-met" Section 9.8 milestones.) If LS&CO. expressly rejects CASI's assertion that CASI has met a milestone, or does not give any notice to CASI during that 30-day period, then CASI and LS&CO. shall meet within five days after rejection or expiration and resolve the problem. LS&CO. thereafter shall promptly pay to CASI any amounts they have agreed are owing.

         9.9 Effect of Partial Payment. Payments by LS&CO. (including the Final Payment) of course shall not be considered approval or acceptance of all or any portion of the Project or relieve CASI of any of its obligations under this Agreement.

         9.10 Right to Withhold. LS&CO. shall not be obligated to make payment to CASI of any Application for Payment to the extent that:

               (a)  any amounts are due and owing by CASI to LS&CO. under
Section 11.2, it being understood that the amount withheld shall not exceed the amount owing and that the withhold is subject to the limitations contained in Section 11.5;

               (b) Any part of the Application for Payment is attributable to Work which is defective or not performed in accordance with this Agreement, it being understood that LS&CO. will pay for Work which is performed in accordance with the Basic System Documents, Completion Documents and related plans and specifications and is not defective;

               (c) CASI has failed to make payments to Vendors for material and labor used in the Work for which LS&CO. has already made payment to CASI and CASI has no valid reason (for example, breach by the Vendor) for that non-payment;

               (d) The portion of the Compensation then remaining unpaid (including retentions) in LS&CO.'s good faith opinion will not be sufficient to complete the Work in accordance with the Basic System Documents and CASI has not submitted an acceptable plan to LS&CO. for "covering the difference"; or

               (e)  LS&CO. has declared a Completion Risk Event under Section
15.

Upon correction of these problems, LS&CO. will pay the amounts withheld, less the dollar amount of any loss or damage it incurred.

         9.11 Disputes; Interest. If LS&CO. withholds any portion of an Application for Payment and the dispute is later resolved in favor of CASI, then LS&CO., promptly after resolution of the dispute, shall pay interest (on the amount determined to be owing to CASI) from the date which is five days after the date the payment was due, and that interest shall be added to the principal of the disputed amount. This interest shall accrue against the sum due at the rate equal to the then reference rate ("prime rate") of interest being charged by Bank of America at its San Francisco banking office plus 1%, but not in excess of the maximum rate allowed by law. In all events, and assuming that LS&CO. is not in material breach of its payment obligations under Section 9, CASI shall not stop or alter Work during the time these disputes are being handled. It is understood that if LS&CO. withholds payments on the basis of a good faith "colorable claim" under Section 9.10, then that withhold, even if later resolved in favor of CASI, shall not be considered a "material breach" of LS&CO.'s payment obligations under Section 9 and therefore grounds for neither Work stoppage nor termination under
Section 15.2.

         9.12 Final Payment. After development of the punchlists described in Section 7.2, for each of the first two Systems to be completed, CASI shall prepare a final Application for Payment for that System. It shall as usual reflect an estimate of remaining charges (that is, the remaining portion of the Compensation attributable to that System, including charges for completion of the punchlist work), Reimbursable Taxes then due, retention amounts releasable (if at all), retention amounts not yet releasable (including as described in the last two sentences of this Section 9.12) and remaining amounts payable, if any, in respect of Licensed Software Development Activities. LS&CO. shall not be obligated to make this "Final Payment" until all of these requirements are satisfied with respect to that
System:

               (a) CASI has completed all Work in accordance with this Agreement and the System Documentation (except of course for the Work described in the last paragraph of Section 9.12);

               (b) CASI has delivered final lien waivers from itself and all Major Vendors;

               (c)  there exists "System Final Acceptance" of the System;

               (d) CASI has delivered to LS&CO. its written certification, and supporting documentation, if requested, that CASI has paid in full all of its bills and claims against it relating to the System, and all Reimbursable Taxes, except for those identified in the certificate or otherwise approved by LS&CO.;

               (e) CASI has discharged (or bonded against) all liens filed against LS&CO. or any Building as a result of the Work on the System and has delivered to LS&CO. complete and final lien releases from, or bonds relating to, all Major Vendors; and

               (f) CASI has provided LS&CO. with the documentation and information described in Exhibit V and with keys for any locks relating to that System, it being understood that CASI has other post-Final Payment documentation obligations (for example, "as-built" drawings).

That said, LS&CO. may retain amounts in respect of two CASI post-acceptance obligations. First, CASI must complete minor punchlist work. LS&CO. may retain, until that work is completed, an amount equal to 200% of the estimated cost of that work. Second, CASI must deliver, within 90 days after individual System Final Acceptance, "as-built" drawings for that System. LS&CO. may retain, until those drawings are delivered, an amount equal to $25,000. LS&CO. will pay these retained amounts upon completion and approval of the drawings.

         9.13 Final Final Payment. At the time CASI prepares the punchlists for the last of the Systems to be completed, it shall prepare an Application for Payment for that System on the basis described in Section 9.12, and shall reflect in that application any additional amounts (for example, the retentions relating to earlier-completed Systems, the final software milestone payment or the Incentive Payment) that may be releasable or payable by reason of Project Final Acceptance. LS&CO. will not be obligated to make this "Final Final Payment" until all of the requirements described in Section 9.12(a)-(f) are satisfied for that last System and requirements (d) and (e) remain satisfied with respect to the other two Systems. Upon satisfaction of those requirements, LS&CO. will make the Final Final Payment to CASI. (The minor punchlist and as-built rules described in Section 9.12 shall be applicable to this last System to be completed.)

         9.14  Tax Matters

               (a)  Subject to Section 9.14(b), CASI shall:

                    - administer and pay all Reimbursable Taxes when due;

                    - cooperate with LS&CO. in planning for Subject Taxes and execute those plans, using in all cases reasonable efforts to minimize the amount of Subject Taxes and any related penalties, interest or other assessments, with those efforts including, without limitation, the actions described in Exhibit Z;

                    - cooperate with LS&CO. in any dispute relating to Subject Taxes, whether at any administrative or judicial level (with expense reimbursement from LS&CO. except as provided in Section 9.14(b));

                    - advise LS&CO. within 15 days after it is notified, formally or informally, of any such dispute;

                    - permit LS&CO. at LS&CO.'s discretion to control any such proceeding, provided that LS&CO. shall be liable for all additional Subject Taxes, including interest and penalties, that may result;

                    - discharge at its expense any liens relating to Reimbursable Taxes attaching because of its failure to pay Reimbursable Taxes for which LS&CO. has paid CASI;

                    - account for and use its best efforts to cause its Major Vendors to account for the costs associated with the Work (for example, those relating to purchases of System components or installation services) using accounting methods and conventions reasonably requested by LS&CO.; and

                    - be responsible for any of its taxes associated with the Work other than the Reimbursable Taxes, including, without limitation, income, gross receipts and like taxes, and, as contemplated by
                           Section 16.14, unemployment, social security and other taxes relating to its employees.

"Subject Taxes" means sales, use, service, service use, value added, personal property, asset, contractor, lease, license, customs, duties, imposts or like assessments associated with the Work, including those relating to the purchase and sale of System components, the purchase, lease or use of installation equipment or attributable to services provided by CASI or its subcontractors. "Reimbursable Taxes" means Subject Taxes which are actually paid by CASI. They do not include income, franchise, social security, unemployment compensation, workers' compensation or like taxes. That said, the agreements described in the second, third, fourth, fifth and seventh bullet-points shall also apply to LS&CO.'s federal and state income taxes as they are affected by the Work.

               (b) Reimbursable Taxes are pure "pass-through," actually-paid costs; that is, LS&CO. shall timely reimburse CASI (without retention) for these payments and they are not reflected in or in any way affect the Compensation. LS&CO. shall through the payment process described in Sections 9.5-9.7 timely reimburse to CASI (without retention) all Reimbursable Taxes and related interest, penalties and other charges. That said, if LS&CO. has instructed CASI as to the filing and payment of any Reimbursable Taxes and CASI has not taken the actions requested by LS&CO., then LS&CO. shall have no obligation to reimburse CASI for any resulting penalties, interest or other charges, or to reimburse CASI for CASI's expenses in cooperating with LS&CO. to resolve the disputes or problems arising from these causes. Assuming no conduct of that type on CASI's part, LS&CO. shall be responsible for all Reimbursable Taxes, including related interest, penalties and other charges determined or later assessed upon audit or the like, to the extent that LS&CO. has not already been billed for and paid these amounts to CASI, and LS&CO. shall reimburse CASI for CASI's out-of-pocket expenses in cooperating with LS&CO. to resolve any dispute.

10.  Warranty and Post-Acceptance Matters
     ------------------------------------

         10.1 Introduction. Section 10 is about two subjects. CASI's warranties about the Systems, and certain limitations on those warranties, are described in Sections 10.2 and 10.3. Post-acceptance support arrangements (as well as CASI's warranty corrective obligations) are described in Sections 10.4 through 10.9. Post-acceptance support covers CASI's role in Equipment, Hardware and Licensed Software maintenance, Software Upgrades, System problem response and repair and employee training. Warranty obligations, by their nature, are also "post-acceptance" activities, in that they relate to problems with a System after that System's Final Acceptance Date. In some measure, they overlap, because the CASI personnel on site as described in Section 10.5 will be the first CASI resources to address System problems that may have warranty implications. Because of this overlap, and because of the critical importance of maintaining System operation and performance, CASI and LS&CO. believe it efficient to focus their post-acceptance relationship around problem response and employee education.

         10.2 Warranty. CASI warrants to LS&CO. that, with respect to each System, when finally delivered and installed by CASI and accepted by LS&CO. as of the System Final Acceptance Date for that System:

               (a) that System, including each component of that System, will be of new manufacture and consist of first-class parts and materials;

               (b) that System, including each component of that System, shall be free from all errors and defects, latent or patent, in parts, material, workmanship, and design;

               (c) that System shall meet the Completion Criteria for that System;

               (d) the Licensed Software installed for that System shall perform as specified in the Performance Standards; and

               (e) that System shall meet and, going forward, shall meet, the Performance Standards.

         10.3  Warranty Qualifications

               (a) CASI's warranties about the Licensed Software do not extend or apply to or include:

                    (i) problems caused by operation of the Licensed Software on any hardware configuration, or in any operating environment (for example, an operating system), other than as specified in the Licensed Software Specifications (which provide for testing on the computer hardware, operating system and upwardly compatible systems platforms on which the Licensed Software is designed to run).

                    (ii) problems caused by operation of the Licensed Software in conjunction with any computer program (for example, "terminate and stay resident" utility programs) other than as specified in the Licensed Software Specifications;

                    (iii) problems caused by any copy of the Licensed Software that is modified by any person other than CASI or its Vendors;

                    (iv) problems caused by use of the Licensed Software other than in accordance with the most current operating instructions for that release as delivered by CASI to LS&CO.;

                    (v) problems caused by defects, problems or failures of software not developed or provided (from third party vendors) by CASI;

                    (vi) problems caused by bugs caused by the negligence or unauthorized actions of LS&CO. or any other person except CASI or its Vendors;

                    (vii) determining whether the Licensed Software will achieve the results desired by LS&CO., except to the extent those requirements are incorporated in the Performance Standards;

                    (viii) ensuring the accuracy of any input data provided by parties other than CASI and used with the Licensed Software;

                    (ix) establishing adequate data backup provisions for backing up LS&CO.'s data;

                    (x) establishing adequate operational backup provisions (for example, alternate manual operation plans) in the event of a defect or malfunction that impedes the anticipated operation of the Licensed Software; and

                    (xi) problems caused by changes to the Licensed Source not approved by CASI under Section 4.6(c).

               (b) CASI's warranties about the Licensed Software also do not include:

                    (i) any warranty that the functions performed by the Licensed Software will meet LS&CO.'s requirements or will operate in the combinations that may be selected for use by LS&CO., except to the extent that those requirements are incorporated in the Performance Standards;

                    (ii) any warranty that the operation of the Licensed Software will be free of errors which do not materially affect functionality as described in the Performance Standards; and

                    (iii) any warranty that all defects in the Licensed Software that are not material with respect to functionality as described in the Performance Standards will be corrected.

               (c) CASI's warranties about the Equipment and Hardware do not extend or apply to or include:

                    (i) problems caused by operation of the System, including the Equipment and Hardware, other than in conjunction with, and in accordance with the most current operating instructions for, the most current Licensed Software delivered by CASI to LS&CO.;

                    (ii) problems caused by operation of the System, including the Equipment and Hardware, in conjunction with any equipment and hardware, other than as provided or approved by CASI;

                    (iii) problems caused by defects, bugs or failures of equipment and hardware not provided or approved by CASI;

                    (iv) problems caused by any Equipment or Hardware that is modified by LS&CO. or any third person except CASI or its Vendors;

                    (v) problems caused by use of the System, including the Equipment and Hardware, other than in accordance with the most current operating procedures, instructions and manuals therefor as delivered by CASI to LS&CO.;

                    (vi) problems caused by maintenance or preventative maintenance of the System, including the Equipment and Hardware, other than in accordance with the most current procedures, instructions and manuals therefor as delivered by CASI to LS&CO.;

                    (vii) problems caused by defects, bugs, failures or problems that arise as a result of the failure to maintain, including the failure to undertake and provide all preventative maintenance for, the System, including the Equipment and Hardware, in accordance with the most current procedures, instructions and manuals therefor as delivered by CASI to LS&CO.

                    (viii) problems caused by defects, bugs, failures or problems caused by normal wear and tear or the negligent or unauthorized actions of LS&CO. or any other person except CASI or its Vendors.

                    (ix) determining whether the System, including the Equipment and Hardware, will achieve the results or meet the requirements desired by LS&CO., except to the extent that those results or requirements are incorporated into the Performance Standards; and

                    (x) establishing adequate operational backup provisions (for example, alternate manual operation plans) in the event of a defect or malfunction that impedes the anticipated operation of the System, including the Equipment and Hardware, it being understood that this qualification does not limit the warranty with respect to the defect or malfunction itself.

               (d) CASI's warranties about each System, including Equipment, Hardware and Licensed Software, are subject to the following:

                    EXCEPT AS EXPRESSLY STATED IN THIS SECTION 10, CASI MAKES NO WARRANTIES, EXPRESS OR IMPLIED, BY OPERATION OF LAW OR OTHERWISE, RELATING TO SYSTEM DESIGN, FABRICATION, INSTALLATION, SUPPORT, PARTS, MATERIALS, WORKMANSHIP OR OPERATION, INCLUDING, WITHOUT LIMITATION, IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR ARISING FROM A COURSE OF DEALING OR USAGE OF TRADE.

LS&CO. acknowledges that this waiver of implied warranties is "conspicuous" within the meaning of Section 2316(2) of the California Commercial Code.

               (e) CASI shall not be responsible or liable, and shall not make any allowances, for any warranty or post-acceptance support services, or other work, performed by any third party other than Vendors or other persons retained by CASI to perform the activity. That said, CASI shall be responsible for the performance and outcome of work performed by LS&CO. employees under CASI's supervision as contemplated by Section 10.5.

         10.4  Warranty Obligation

               (a) CASI shall, during the applicable Warranty Period for each System, at its cost and expense, remedy, repair or replace (with new first class or fully refurbished parts and materials), any defective or non-conforming Equipment, Hardware or Licensed Software, correct any defective or non-conforming workmanship and take any other necessary actions, to ensure that that System conforms to the warranties described in Section 10.2, as qualified in Section 10.3. Sections 10.5 through 10.6 describe how CASI and LS&CO. shall respond to System problems, including those requiring the corrective work contemplated by the preceding sentence. The remainder of this Section 10.4 describes other aspects of the warranty obligation.

               (b) The warranty for each System begins on the System Final Acceptance Date for that System and ends on midnight (Pacific time) on the date of the first anniversary of that System Final Acceptance Date. That one-year period is a "Warranty Period."

               (c) LS&CO. must notify CASI of all warranty claims within 15 days after the end of the Warranty Period applicable to that System. As described in Section 10.6, CASI and LS&CO. will during the Warranty Period focus first on resolving problems with a System, and then on determining the cause of the problem. Given that, the participation of On-site CASI Personnel in evaluating and responding to a problem shall be considered "notice of a warranty claim" to CASI. LS&CO. may also provide notice through a formal writing delivered to CASI.

               (d) All replacement parts and materials and all remedied or corrected workmanship for a System shall be considered "warranted" as otherwise provided in this Section 10 but only through and until the expiration of the Warranty Period for that System.

               (e) CASI shall do all of its warranty work in a good and workmanlike manner using qualified personnel.

               (f) As contemplated by Section 3.4(b), Vendor Agreements with Major Vendors do and will include warranties made by the Major Vendor. At the time of System Final Acceptance of a System, and without further action, CASI shall be considered to have assigned those warranties to LS&CO. CASI shall at LS&CO.'s expense provide all assistance reasonably requested by LS&CO. in enforcing those warranties. In addition, CASI, upon its receipt of any third party service manuals or non-Major Vendor warranties relating to a System, shall provide those manuals to LS&CO., and shall be considered to have assigned those warranties to LS&CO. to the extent assignable. The warranty assignment and assistance provisions provided for in this Section 10.4(f) are not intended to relieve CASI of any of its warranty obligations, but they are simply designed to ensure another "avenue of recourse" for LS&CO. with respect to those elements.

         10.5  Post-Acceptance Support

               (a) During a Warranty Period for a System, CASI shall maintain at that CSC, for the times and purposes described in Exhibit X, the personnel identified in Exhibit X (referred to as the "On-site CASI Personnel") and shall perform the services described in Exhibit X. In addition, CASI shall provide home office support described in Exhibit X. If LS&CO. should require additional CASI (on-site) software personnel, then LS&CO. shall so notify CASI and CASI shall reasonably supply them. LS&CO. shall pay CASI for reasonable travel and living expenses of these additional software personnel and their burdened direct labor cost, with a mark-up of a
1.5 multiplier applied to the direct labor and a 1.25 multiplier applied to
travel and living expenses.   CASI shall promptly supply LS&CO. with any
supporting documentation reasonably requested by LS&CO. relating to CASI's costs and charges.

               (b) During the applicable Warranty Periods, LS&CO. shall make available LS&CO. maintenance personnel at each CSC for supervision and training by CASI. In order to facilitate the training process, these LS&CO. personnel will in most cases perform ("hands-on") warranty corrective work and routine maintenance activities. The On-site CASI Personnel will in those cases plan and supervise their work, and CASI shall be responsible for its performance and outcome. The On-site CASI Personnel also will work with the LS&CO. personnel during the Warranty Periods to establish a full tailored schedule of regular inspection and preventative maintenance procedures for each System.

         10.6  Problem Response

               (a) If a problem with a System arises during a Warranty Period, LS&CO. shall promptly notify the On-site CASI Personnel. CASI shall, using whatever combination of On-site CASI Personnel, CASI home office personnel, LS&CO. personnel and other persons it finds appropriate, identify and, working with the LS&CO. personnel at the CSC, address, discharge any related warranty obligations and otherwise attempt to resolve the problem in the manner described in this Section 10. CASI shall perform all of these activities in a good and workmanlike manner using qualified personnel.
LS&CO. shall make, at its expense, adequate space and utilities available to CASI in order for CASI to do this work. CASI's use of spare parts maintained at a CSC in doing this work is described in Section 8.3.

               (b) During a Warranty Period, CASI's key objective in responding to any problem (whether or not it is covered by CASI's warranty) shall be the prompt and efficient correction of the problem (and attempted correction of non-warranted problems) at minimal disruption to CSC operations. (For example, CASI shall attempt to supply a temporary fix or make a reasonable attempt to make an emergency bypass of the problem with the Licensed Software if it yields incorrect results as it works on developing a "permanent" fix.) As such, if it is later determined that the problem is not covered by CASI's warranty (for example, if the problem resulted from misuse of the System or as a result of a subject described in the warranty qualifications contained in Section 10.3), LS&CO. shall promptly pay CASI for that repair work. LS&CO. shall pay CASI for reasonable travel and living expenses of its personnel and the burdened direct labor cost of the individual or individuals who perform such (non-warranty-related) corrective services, with a mark-up of a 1.5 multiplier applied to the direct labor and a 1.25 multiplier applied to travel and living expenses. The "causation" analysis as to whether a problem is or is not covered by CASI's Warranty and any payment reconciliation shall not delay CASI's attempt to resolve the problem. CASI makes no guaranty that it can satisfactorily fix or resolve problems not covered by its warranty, and CASI offers no warranty with respect to CASI repairs of non-warranted problems.

               (c) CASI shall consult with LS&CO. about these activities and, consistent with its "minimal disruption" objective, shall not take any action that would affect System or CSC operations without first obtaining LS&CO.'s approval of the activity.

         10.7  Other Post-Acceptance Software Matters

               (a) In addition to the on-site and remote support of the Licensed Software contemplated by Section 10.5, CASI shall, going forward, make available to LS&CO. for purchase all Maintenance Releases and Software Upgrades developed by CASI, and related education and installation support, relating to the Licensed Software. These Maintenance Releases and Software Upgrades shall include both the relevant source code and object code. If LS&CO. chooses to buy any Maintenance Releases or Software Upgrades, the source code and object code automatically shall become part of the Licensed Software Source Code and Licensed Software Object Code under this Agreement, which LS&CO. is obligated to protect under Section 4.7 of this Agreement.

               (b) CASI will price the Maintenance Releases and Software Upgrades on the basis of standard CASI pricing methodology and standard industry mark-ups. That said, the price shall not exceed the lowest per site price CASI charges any of its other customers, and LS&CO. need pay only one "per site" fee in order to be able to use the Maintenance Releases and Software Upgrades at all three CSCs. In addition, CASI will provide Maintenance Releases to LS&CO. free of charge during the Warranty Periods, it being understood that supply of those Maintenance Releases shall not operate to lengthen any Warranty Period. CASI will also supply to LS&CO., free of charge, error corrections known to CASI relating to the Licensed Software as they may be developed by CASI.

               (c) CASI will provide LS&CO. with standard warranties, subject to standard limitations and exclusions, about the Maintenance Releases and Software Upgrades purchased by LS&CO. In particular, CASI will warrant to LS&CO. that the Maintenance Releases and Software Upgrades will not materially degrade the performance or functioning of the Licensed Software, or materially impair (after an initial learning period) LS&CO.'s ability to support the operation of the Licensed Software, all in accordance with the Performance Standards.

               (d) CASI acknowledges that it cannot, during the Warranty Period, offer to LS&CO. more than two CASI-initiated Maintenance Releases, or more than one CASI-initiated Software Upgrade.

               (e) The Maintenance Release and Software Upgrade obligations described in this Section 10.7 are not "Warranty Period" rules and are not subject to CASI and LS&CO. being party to a "post-Warranty Period" service agreement contemplated by Section 10.9.

         10.8 Training. During the applicable Warranty Periods, the On-site CASI Personnel shall provide in-depth and on-going operational, preventative maintenance and maintenance training and education to LS&CO. personnel. CASI and LS&CO. shall jointly develop the curriculum, teaching materials and schedule for these training programs. In addition, as contemplated by
Section 10.6, LS&CO. personnel shall be free to participate in diagnostic and repair work as part of their general "System education" efforts. Additional information about Licensed Software training is contained in Exhibit B.

         10.9 Post-Maintenance Support after Warranty Periods. LS&CO. shall advise CASI, at least 90 days prior to the expiration of the Warranty Period for each System, if LS&CO. wants CASI to continue to provide any or all of CASI's Equipment, Hardware and/or Licensed Software support services, on a full-time or limited basis, after the expiration of the applicable Warranty Period, for that System. If it does, then CASI shall provide LS&CO. with a proposed price for those requested services. CASI's pricing for the requested services shall be on the basis of standard CASI pricing methodology and, if applicable, good faith adjustments. If LS&CO. accepts CASI's proposed pricing, at least 30 days before the end of the applicable Warranty Period, then CASI shall provide the agreed-upon services without interruption. Otherwise, CASI shall have no obligation to continue to provide any post-Warranty Period services for LS&CO.

11.  Liability
     ---------

         11.1  Insurance

               (a) From now until the Project Final Acceptance Date, CASI shall obtain and maintain in force these insurance coverages:

                    (i) Worker's Compensation Insurance, including occupational illness or disease coverage, or other similar social insurance in accordance with the laws of the state exercising jurisdiction over the employee and Employer's Liability Insurance with a limit of $5,000,000 per occurrence.

                    (ii) Commercial General, Automobile and Excess Liability Insurance, written on occurrence policy forms, with a minimum total combined single limit of $20,000,000 per occurrence for bodily injury and property damage. Contractual Liability, Products and Completed Operations Liability, Broad Form Property Damage Liability, and explosion, collapse and underground hazard coverage shall be provided under the Commercial General and Excess Liability policies. The policies shall be endorsed to name FD and LS&CO. and their affiliates as additional insureds.

                    (iii) Tools and Equipment Insurance, covering physical damage to or loss of all major tools and equipment, office furniture and equipment, and vehicles for which CASI is responsible throughout the course of the work.

               (b) The insurance coverages obtained by CASI shall be primary and non-contributing with respect to any other insurance or self insurance which may be maintained by LS&CO. Contractor's Commercial General Liability and Automobile Liability Insurance policies shall contain a cross-liability or severability of interest clause. CASI shall obtain from each of its insurers a waiver of subrogation in favor of FD and LS&CO. and their affiliates with respect to losses arising out of or in connection with the Work. CASI shall cause its insurance underwriters to issue Certificates of Insurance satisfactory in form to LS&CO. (ACCORD form or equivalent) evidencing that the coverages, coverage extensions, policy endorsements and waivers of subrogation required under this Agreement are maintained in force and that not less than 30 days written notice will be given to LS&CO. prior to any material modification or cancellation of the policies. CASI shall provide LS&CO. with certificates of insurance evidencing that all coverages required under this Agreement have been procured and are in effect. A description of CASI's coverages is attached as Exhibit O.

               (c) CASI shall be responsible for seeing that Kosan Crisplant, a Major Vendor, obtains and maintains appropriate Ocean Marine Cargo Insurance covering materials and equipment that Kosan Crisplant will ship to the Buildings; LS&CO. shall bear no risk of loss or in any way be responsible in those materials or shipments. CASI shall obtain and provide to LS&CO. upon request the related certificates of insurance and like
evidences of coverage.    From now until the Project Final Acceptance Date,
LS&CO. shall be responsible for seeing that FD obtains and maintains adequate and appropriate transit insurance covering all materials FD is responsible
for shipping to the Buildings under Section 6.   CASI shall not be
responsible for obtaining that insurance. LS&CO. shall also be responsible for seeing that FD provides to CASI upon request the related certificates of insurance and like evidences of coverage.

               (d) It is understood that FD has obtained Builder's Risk Insurance under which both CASI and LS&CO. are additional named insureds. CASI shall supply FD with information reasonably requested by FD in connection with that Builder's Risk insurance including, without limitation, charges for CASI and Vendor materials and equipment for purposes of declarations of values to the carrier. From now until the Project Final Acceptance Date, LS&CO. shall be responsible for seeing that FD maintains that insurance. CASI shall not be responsible for obtaining any Builder's Risk Insurance. LS&CO. shall also be responsible for seeing that FD provides to CASI upon request the related certificates of insurance and like evidences of coverage.

               (e) It is understood that the insurance coverages obtained by FD described in Sections 11.1(c) and (d) shall be primary and non-contributing with respect to any other insurance or self insurance which may be maintained by CASI and that FD shall obtain, from each of these insurers, a waiver of subrogation in favor of CASI with respect to losses arising out of or in connection with losses insured by that insurance. Finally, it is understood that a complete lapse in the Builder's Risk coverage for CASI shall be treated as a "suspension" under Section 15.4, and that LS&CO. shall be responsible for arranging these FD-supplied coverages should FD fail to obtain and maintain them.

         11.2  Indemnity

               (a) CASI shall defend, indemnify and hold harmless LS&CO. and any of its employees or agents (together, the "LS&CO. Indemnified Parties") from and against any and all claims, actions, liabilities, obligations, damages, losses, demands, recoveries, deficiencies, costs or expenses, including, without limitation, reasonable attorneys' fees and expenses, (collectively, "Claims") which any of the LS&CO. Indemnified Parties may suffer or incur connected with, resulting from or arising out of:

                    (i) the inaccuracy in any material respect of any representation or the material breach of any warranty made by CASI in this Agreement, any Exhibit or in any Application for Payment, including, without limitation, the representation contained in Section 12.1(a);

                    (ii) any failure by CASI to perform, carry out or comply with any of its material obligations under this Agreement;

                    (iii) any infringement or violation, or any alleged infringement or violation, of any third party's Intellectual Property Rights or other rights relating to any System, any component of any System, any other aspect of the Work or LS&CO.'s possession or use of any System in accordance with this Agreement; and

                    (iv) injury to any person or property related to performance of the Work, including, without limitation, any negligent or intentional act of CASI, anyone directly or indirectly employed by CASI, any CASI-retained Vendor or anyone for whose act CASI may be liable, but only to the extent that it is not caused by a LS&CO. Indemnified Party.

These indemnity obligations shall not limit or otherwise affect any other right or obligation of CASI or any LS&CO. Indemnified Party.

               (b) LS&CO. shall defend, indemnify and hold harmless CASI and any of its employees or agents (together, the "CASI Indemnified Parties") from and against any and all Claims which any of the CASI Indemnified Parties may suffer or incur connected with, resulting from or arising out of:

                    (i) the inaccuracy in any material respect of any representation or the material breach of any warranty made by LS&CO. in this Agreement, any Exhibit or in any Application for Payment;

                    (ii) any failure by LS&CO. to perform, carry out or comply with any of its material obligations under this Agreement, including, without limitation, its obligations under Sections 4.7 and 14;

                    (iii) the acts of FD (or any person for whose act FD may be liable) under this Agreement, other than breaches by FD of its separate confidentiality agreement with CASI, to the extent that CASI in
     Section 6.2(c) has released FD from liability therefor;

                    (iv) injury to any person or property related to performance of the Work caused by LS&CO., including, without limitation, any negligent or intentional act of LS&CO., anyone directly or indirectly employed by LS&CO., or anyone for whose act LS&CO. may be liable, but only to the extent that it is not caused by a CASI Indemnified Party;

                    (v) any changes made by LS&CO. to the Licensed Software Source Code not pre-approved in writing by CASI; and

                    (vi) CASI's access to LS&CO.'s host computer and software (for example, claims by third party licensors to LS&CO. of that software).

These indemnity obligations shall not limit or otherwise affect any other right or obligation of LS&CO. or any CASI Indemnified Party.

         11.3  Mechanics.  These are the mechanics of the indemnity rules:

               (a) An indemnified party shall promptly notify the indemnifying party of a claim but failure or delay by the indemnified party in giving this notice shall not reduce or otherwise affect the indemnifying party's indemnification obligations, except to the extent that the failure or delay shall have materially prejudiced its ability to defend against, settle, or satisfy the Claim or materially increased the cost of doing so.

               (b) The indemnifying party at its expense shall have the right to pay, compromise, settle or otherwise dispose of any Claim. Unless the indemnified party otherwise agrees, however, no settlement shall limit, restrict or otherwise affect the right of the indemnified party to carry on or conduct its business (then or in the future) or require any payment to be made by any indemnified party, or limit, restrict, make more expensive or less profitable or otherwise adversely affect the manner in which the indemnified party carries on or conducts its business (then or in the future). In addition, the indemnifying party shall not enter into any settlement which does not include the delivery by the settling third party of a full and final release of all of the indemnified parties from any and all liability with respect to the Claim.

               (c) The indemnifying party at its expense shall defend, subject to the indemnified party being able to reasonably monitor and participate in such defense (including the selection of counsel reasonably satisfactory to both), the indemnified party from any Claims. The indemnified party at all times may employ its own counsel, but the fees and expenses of this counsel shall be at the indemnified party's own expense unless the indemnifying party authorizes the employment in connection with the defense of Claims, or unless the indemnifying party has not employed counsel to take charge of the defense of any Claims within a reasonable period after receiving notice of the Claim; the indemnifying party shall pay in both the cases the fees and expenses of this counsel. That all said, LS&CO. may in its sole discretion decide to defend a Claim itself and thereby not "tender" the defense to CASI, but with the consequence that CASI shall not be obligated to indemnify LS&CO. in respect of that Claim or its defense. (LS&CO. of course may pursue what other remedies it may have against CASI (for example, breach of representation) relating to that Claim.).

               (d) CASI shall provide notice to LS&CO. immediately upon the commencement or threat of any action brought against CASI whose outcome may affect the rights of any LS&CO. Indemnified Party including, particularly, actions relating to CASI's Intellectual Property Rights. LS&CO. shall provide notice to CASI immediately upon the commencement or threat of any action brought against LS&CO. whose outcome may affect the rights of any CASI Indemnified Party.

         11.4  Intellectual Property Rights Problems

               (a) The validity and soundness of CASI's Intellectual Property Rights in the System and the Work is obviously a critical concern for both CASI and LS&CO. A third party whose rights are infringed could have a claim for damages. That third party could stop or, even with a baseless threat, delay completion of the Work. Ultimately, it could prevent LS&CO. from using the System.

               (b) Accordingly, this Agreement contains a number of rules relating to the subject. Exhibit L is a list of CASI's patents. In Section 12.1(a), CASI formally confirms to LS&CO. that there is no basis for a third party infringement claim. In Section 11.2(a)(iii), CASI confirms that it will indemnify LS&CO. against any such claim. Section 11.4(c) addresses the practical but critical issue of actual completion and use if there is a problem, choate or inchoate.

               (c) If a third party alleges, formally or informally, that CASI or LS&CO. is or would infringe or violate that third party's Intellectual Property Rights or other rights by reason of the design, fabrication, installation or use of a System or any component of any System, or by reason of any other aspect of the Work, or, if in LS&CO.'s reasonable opinion, there exist circumstances suggesting the substantial likelihood or possibility of such a claim, then CASI, at its expense and as approved by LS&CO. shall: (i) procure for LS&CO., in form and content satisfactory to LS&CO., the right to continue using the System; (ii) replace or modify the System so that it becomes non-infringing, it being understood, however, that the System as modified or replaced must continue to meet the Performance Standards; or (iii) take those other actions as may be appropriate given the credibility, scope and timing of the allegation or claim. Needless to say, CASI shall fix the problem as quickly as possible and in a manner that is approved by LS&CO. LS&CO., upon such a fix, shall not be entitled to additional remedies against CASI for the Intellectual Property Rights problem, unless of course the fix proves ultimately to be, or later becomes, infringing, and LS&CO. faces a Claim to that effect.

         11.5  Remedies

               (a) This Agreement obviously creates a number of legal obligations and exposures for both CASI and LS&CO. They believe it desirable to both review and state the principal "remedies" for violations of those obligations. That is the purpose of this Section 11.5.

               (b) The first remedial principle is that, after Final Acceptance of a System, LS&CO.'s sole remedy for liability of CASI with respect to that System for defective design, fabrication, installation, support, parts, materials, workmanship or operation of that System (including, without limitation, the System's failure to later meet Performance Standards or injury to property) shall be the warranty and service remedies described in Section 10. This "exclusive remedy" rule shall not apply, however, to problems associated with infringement or alleged infringement by that System of a third party's Intellectual Property Rights or with disablement or damage to the System by reason of any intentional act of CASI, its employees, agents or representatives.

               (c) The second remedial principle is that monetary damage remedies are limited as both kind and amount. Neither CASI nor LS&CO. shall be liable to the other for any indirect, loss of profit, loss of use, loss of production, products liability, incidental, special or consequential damages arising out of or in connection with any breach of any provision of this Agreement, regardless of whether that party has been advised of the likelihood of these damages arising from a breach. That said, this limitation shall not apply to any claim:

                    - by CASI based on a disclosure of the Licensed Software Source Code or Licensed Software Object Code that is the result of a violation of Section 4.7; or

                    - by LS&CO., directly or by way of indemnification, arising from a breach of the representation contained in Section 12.1(a) or the indemnification obligation contained in Section 11.2(a)(iii).

MOREOVER, LS&CO.'S CUMULATIVE LIABILITY TO CASI, AND CASI'S CUMULATIVE LIABILITY TO LS&CO., FOR ANY AND ALL BREACHES OF OR OTHER MATTERS RELATING TO THIS AGREEMENT (INCLUDING, WITHOUT LIMITATION, THE MATTERS NOTED IN THE PRECEDING BULLET-POINTS, AMOUNTS THAT MAY BE OWING UNDER THE INDEMNIFICATION OBLIGATIONS CONTAINED IN SECTION 11.2 AND AMOUNTS THAT MAY BE OWING AFTER "PURSUIT OF LEGAL REMEDIES" AS CONTEMPLATED AND PERMITTED BY SECTIONS 15.3 AND 15.6), SHALL NOT IN EITHER CASE EXCEED $10 MILLION. (THIS CAP DOES NOT AFFECT ANY AMOUNTS THAT MAY BE OWING BY LS&CO. TO CASI UNDER SECTION 9 OR IN RESPECT OF DEMOBILIZATION COSTS UNDER SECTION 15.)

               (d) The third remedial principle is that, subject to these restrictions including the restrictions on monetary damages, both CASI and LS&CO. shall be entitled to pursue whatever other remedies may be available to it for breaches of obligations created under this Agreement, whether those remedies are expressly created here or are otherwise available under applicable law. To be clear about those "otherwise available" remedies:

                    - Both CASI and LS&CO. shall be entitled to seek injunctive relief for breaches of the confidentiality and public disclosure obligations contained in Section 14, it being mutually acknowledged that damages may be an inadequate remedy.

                    - LS&CO. shall be entitled to injunctive relief with respect to breaches of Section 12.2 and 15.6, it being acknowledged by CASI that damages may be an inadequate remedy.

                    - CASI shall be entitled to injunctive relief with respect to breaches of Section 4.7, 12.8 and 14.3, it being acknowledged by LS&CO. that damages may be an inadequate remedy.

                    - LS&CO. shall be entitled to specific performance of the provisions of Sections 4.6 and 15.6(b) and, in that context, the rights of specific performance and replevin contemplated by Section 2716 of the California Commercial Code.

                    - CASI shall be limited in its pursuit of claims against FD as provided in Section 6.2(c).

This articulation of remedies for particular problems does not necessarily mean that the same or similar remedies are not available for other types of problems; this simply is intended to confirm CASI's and LS&CO.'s agreement that the articulated remedies are and shall be available.

               (e) The fourth remedial principle is that CASI and LS&CO. shall try to resolve disputes, about both the Work (for example, Change Orders, Force Majeure Conditions and Building-related developments) and the interpretation of this Agreement, in good faith, quickly and by themselves. To that end, they shall work through the "Management Team" process described in Exhibit G. If there is a dispute not "within the jurisdiction" of the Management Team (for example, a dispute about the "exclusivity" rule described in Section 12.2), then each of their respective project managers (presently, Robert Doty of CASI and John Serlin of LS&CO.) shall meet within five days after written request by either party and try to solve the problem. If they are unable to do so within 15 days after the meeting request, then the chief executive officer of CASI and the head of logistics at LS&CO. (presently, Jim O'Donnell of CASI and Dick Westrich of LS&CO.) shall meet within ten days after expiration of that 15-day period. If they unable to solve the problem within 15 days after their meeting, then either CASI or LS&CO. may suggest that the problem be submitted to Judicial Arbitration and Mediation Service, Inc., in San Francisco, for arbitration or mediation. Neither CASI nor LS&CO. is required to accept that suggestion and, at that point, may "pursue its legal remedies" as it sees fit.

               (f) The fifth remedial principle is that, except in specific and limited cases, CASI shall continue performing the Work, the various licenses granted under Section 4 shall remain effective and LS&CO. shall continuing paying CASI, during the pendency of any dispute or breach or alleged breach of an obligation under this Agreement. To that end, CASI shall not stop, delay or alter its Work during any such period unless the problem is a material breach by LS&CO. of its payment obligations under
Section 9. (For example, CASI may not stop Work if LS&CO. has breached, or CASI believes LS&CO. has breached, a confidentiality obligation under Section 14.) Similarly, LS&CO. shall not withhold any payments to CASI during any such period except as specifically permitted under Section 9.10. (Section
15.7 explains the license termination rules.)

               (g) The sixth and final remedial principle is that this Agreement creates specific responses for particular problems. For example,
Section 9.10 provides for payment withholding in certain cases, and Section
11.2 contains specific entitlements and procedures for indemnification. In specific but limited circumstances, CASI or LS&CO. may terminate this Agreement or LS&CO. may declare a Completion Risk Event. Those matters are described in Section 15.

12.  Other Representations, Warranties and Agreements
     ------------------------------------------------

         12.1 Representations and Warranties. CASI represents and warrants to LS&CO. that:

               (a) neither any System nor any material component of any System, including any material component of the Equipment, Hardware and Licensed Software, violates or infringes any Intellectual Property Right or other right of any third party (as contemplated by Section 11.2(a)(iii), these "materiality qualifications" do not limit CASI's indemnification obligations);

               (b) all three Systems and all components of all three Systems, including the Equipment, Hardware and Licensed Software, and all licenses granted to LS&CO., are and shall be free and clear of all security interests, liens, claims or other encumbrances and CASI has not and will not take any action, or allow any third party to take any action, that will or may have the effect of placing a lien, security interest, claim or encumbrance on any System or any System component or any license granted under this Agreement, it being understood that Section 12.7 describes some specific rules relating to mechanics' liens relating to the Work and should be read as a qualification of this representation;

               (c) all CASI employees or Vendors who have written or created and/or who will write and create any Licensed Software or design any Equipment or Hardware are or will be obligated to assign their rights to CASI (an example of CASI's current assignment document is attached as Exhibit Q);

               (d) running the Licensed Software will not require licensing by LS&CO. of any software developed or sold by any person other than CASI except as identified in Exhibit R;

               (e) CASI is not a party to any litigation, arbitration or other matter that may reasonably have a materially adverse affect on its ability to timely complete the Project; and

               (f) CASI is a corporation duly organized, validly existing and in good standing under the laws of the State of California. CASI is qualified to do business in and is in good standing in Nevada, Kentucky and Mississippi. CASI has all requisite power and authority to own, lease and operate its properties, to carry on its present business and to enter into and perform this Agreement. The signing, delivery and performance by CASI of this Agreement has been duly and validly authorized by all necessary corporate action on the part of CASI. This Agreement constitutes a valid and binding obligation of CASI and is enforceable against CASI in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws that generally affect creditors and except as may be limited by general principles of equity. The signing, delivery and performance of this Agreement by CASI will not: (i) violate or conflict with any provision of its articles of incorporation or bylaws, (ii) violate, conflict with, result in a breach or termination of, or result in the loss of any benefit under, any contract or other instrument to which CASI is a party or by which it or any of its assets is bound, (iii) result in the creation of any lien on any assets; (iv) violate any judgment, order, injunction, decree or award that binds CASI or any of its assets or (v) constitute a violation of law.

         12.2 Exclusivity. To the extent permitted by law, from now until January 1, 2000, CASI shall not design, install, sell, or otherwise make available all or any part of the System, or any similar system, or permit access to the Beta Site of any known or "reasonably should-be-known" representative of VF Corp., Haggar Apparel Co. or Farah Manufacturing Co., or any existing or future subsidiary, parent or affiliate or successor (by way of merger, consolidation, liquidation, sale of substantially all assets or material trademark license identified to CASI by LS&CO.) of any of those companies.

         12.3 McKesson Repayment. At least once every three months from now until the Project Final Acceptance Date, CASI shall provide LS&CO. with sufficient evidence that CASI has timely paid all monies due and owing to McKesson Corporation with respect to CASI's prior repurchase of certain license rights from McKesson Corporation.

         12.4 Balance Sheet. From now until the Project Final Acceptance Date, CASI shall: (i) within 45 days of the end of each CASI fiscal quarter, provide LS&CO. with its unaudited balance sheet and (ii) within 75 days after the end of each CASI fiscal year, provide LS&CO. with a balance sheet audited by its outside accounting firm.

         12.5 Material Litigation. From now until the Project Final Acceptance Date, CASI shall provide written notification and information to LS&CO. within 15 days of the filing by or service against CASI of any litigation, arbitration or other proceeding by or against it, which litigation, arbitration or other proceeding could reasonably have a materially adverse effect upon CASI's ability to timely complete the Work in accordance with this Agreement or could result in a judgment of the type described in Section 15.5.

         12.6 Title. Title to any piece of Equipment or Hardware shall pass from CASI to LS&CO. upon its delivery to and placement within the Building. Risk of loss to any piece of Equipment or Hardware shall pass from CASI upon delivery to the shipper. (That said, CASI shall be responsible for any damage it may cause to those materials once there arrive at the Buildings, including, for example, damage caused by unpacking, improperly storing them or moving them.)

         12.7  Liens

               (a) Every time CASI delivers a Reconciliation Statement, CASI shall provide to LS&CO. a partial lien waiver (excluding amounts retained), in the various forms required by applicable laws, relating to the period covered by the Reconciliation Statement. In addition, CASI shall provide LS&CO. with partial lien waivers and similar documents that may be reasonably requested by LS&CO.'s title insurers, lenders and the like.

               (b) CASI shall promptly pay its Vendors and taxing authorities. It shall keep the Work-in-progress and Buildings free and clear of liens or other claims by Vendors or taxing authorities relating to Reimbursable Taxes. In all events, if at any time a notice of lien is filed against LS&CO. by a Vendor or any other person for whom CASI is responsible, CASI shall within 45 days discharge, remove or bond that lien or claim to LS&CO.'s reasonable satisfaction. If it does not, LS&CO. may discharge or otherwise dispose of the claim, and CASI shall reimburse LS&CO. for the latter's costs and expenses in doing so, including reasonable attorneys' fees. In addition, every time it delivers a Reconciliation Statement, CASI shall provide to LS&CO. a partial lien waiver from each Major Vendor, in the various forms required by applicable laws, relating to the period covered by the Reconciliation Statement. If the Major Vendor refuses to provide such a document, CASI shall promptly furnish a bond reasonably satisfactory to LS&CO.

         12.8 Document Ownership. LS&CO. confirms that CASI owns the Basic System Documents and Completion Documents. LS&CO. is entitled to use them only for purposes of the Project, including completion of the Systems if it declares a Completion Risk Event and, in the case of the Basic System Documents, operation of the Systems after installation. It is not entitled, for example, to use them to equip an Additional Site. LS&CO. shall return any Completion Documents in its possession after the earlier of the Project Final Acceptance Date (that is, a CASI completion of the Project), a termination by CASI of this Agreement under Section 15.2, LS&CO.'s abandonment or completion itself of the installation of the Systems or, upon CASI's request, the date six months after LS&CO., under Section 15.4, directed CASI to suspend or reduce all or a substantial portion of the Work and has not, during that six month period, directed CASI to resume performance of all or a substantial portion of the remaining Work.

         12.9 Beta Site. CASI operates a "Beta Site" at its Hayward headquarters. It shall keep the Beta Site intact and in operation until the later of one year after the Project Final Acceptance Date or the last day CASI is obligated, under Section 10 or otherwise, to provide service or maintenance activities to LS&CO. after the Project Final Acceptance Date. (That said, CASI may propose to LS&CO. that the Beta Site be dismantled earlier; CASI and LS&CO. shall jointly make a decision.) At the time of "tear-down" of the Beta Site, CASI shall be entitled to keep all of its components, other than the OCIS, Kosan sorter and Flexpac components; it shall return those, at its expense, to LS&CO.

         12.10 Little Rock. LS&CO. intends to retain CASI to customize and install Mandate(R) software for use at LS&CO.'s Little Rock CSC. The terms of that agreement shall be modeled on and consistent with the provisions in this Agreement relating to Licensed Software, including Section 4, Section 10 and Section 12.1. LS&CO. and CASI shall try to complete and sign that agreement by December 31, 1994; failure to do so shall not be considered a breach of this Agreement by either LS&CO. or CASI.

         12.11 Corporate Standing. From now until the end of the latest Warranty Period to expire, CASI shall maintain its corporate existence, its corporate "good standing" in California and its qualification to do business and good standing in Nevada, Kentucky and Mississippi. This is important because loss of any of those statuses could jeopardize CASI's ability to perform Work or proceed against Vendors in those jurisdictions.

         12.12 Work under the Letter Agreements

               (a) As noted in the "Background" section, LS&CO. funded CASI activities under the Letter Agreements. CASI did this work on LS&CO.'s behalf and at LS&CO.'s risk; that is, LS&CO. was obligated to pay CASI whether or not the research was successful, with no right to recover the funds if was not and no warranties "backing up" the work. This Section 12.12(a) confirms that the licenses and other rights granted LS&CO. under this Agreement encompass the intellectual property developed by CASI under the Letter Agreements, including, without limitation, the analysis of material flows, the basic design and "lay-out" of the System, the design of individual System components and the related documentation. This Section 12.12(a) also confirms that the warranties contained in Section 10 apply only to completed and "Finally Accepted" Systems (and not to work performed under the Letter Agreements), and do not entitle LS&CO. to recover amounts or otherwise "obtain redress" under the Letter Agreements.

               (b) LS&CO., with (at LS&CO.'s expense) Andersen Consulting, participated heavily in System design. Their contributions are reflected throughout, particularly with respect to overall System layout and to the design and ergonomic engineering of the various work stations. This Section 12.12(b) confirms that LS&CO.: (a) grants to CASI a perpetual, exclusive (other than of course to LS&CO.), irrevocable, royalty-free, fully paid license to use, in the Systems and in Flexmaster(R) design and installation projects and any other systems for other CASI customers anywhere in the world, all design elements, features and enhancements developed by LS&CO. for the Systems, and (b) shall not assert against CASI any Intellectual Property Rights, including, without limitation, patent rights arising under any United States or foreign patent now owned by, or later issued or assigned to, LS&CO., applicable to any of these design elements, features or enhancements, or require any fees or royalty from CASI based upon any such Intellectual Property Right. Finally, LS&CO. and Andersen Consulting shall have no continuing obligations or responsibilities to CASI with respect to any of these design elements, features or enhancements.

13.  Ownership and Assignment
     ------------------------

         13.1 CASI Principal Shareholders. Concurrently with the signing of this Agreement, Holmes-Hally Industries and James V. O'Donnell (the "Principal Shareholders") are entering into a separate agreement with LS&CO. in the form attached as Exhibit W.

         13.2  Assignments

               (a) Neither CASI nor LS&CO. may assign its right or delegate its duties under this Agreement without the prior written consent of the other party, except that, as elaborated in Section 13.2(b), LS&CO. may, without obtaining CASI's consent, do so to any person to whom ownership of the Buildings may be transferred. In all cases, the assignee or delegee must confirm in writing to the other party its agreement to be bound by this Agreement, and no assignment or delegation shall relieve the assigning or delegating party of any of its obligations. In addition, and in all events, from now until the expiration of the last of the Warranty Periods, CASI shall not issue any CASI securities or engage in any merger, consolidation or sale of substantially all assets transaction, if that transaction would result in the Principal Shareholders (or their permitted transferees, as contemplated by Exhibit W) collectively owning securities representing less than thirty percent (30%) of the voting control in CASI or the entity holding CASI's assets, without LS&CO.'s prior written consent. LS&CO. shall not withhold its consent if CASI can demonstrate to LS&CO.'s satisfaction that the transaction would not jeopardize CASI's timely and complete performance of its obligations under this Agreement.

               (b) LS&CO. may transfer ownership of a Building and the System located in the Building to an affiliate or to a third party. If it transfers a System to an affiliate, then the affiliate shall be treated as a "full" assignee and delegee under this Agreement. For example, it shall be entitled to access the Licensed Software Source Code. If it transfers a System to a third party, then the third party shall be entitled only to use the Licensed Software Object Code for that System, and shall have no rights to the Licensed Software Source Code, Licensed Software Base Code, Basic System Documents or Completion Documents for use at the transferred site or at any other location.

         13.3 LS&CO. Ownership. LS&CO. confirms to CASI that it is a wholly-owned subsidiary of Levi Strauss Associates Inc., a Delaware corporation.

14.  Confidentiality
     ---------------

         14.1  Confidential Information

               (a) CASI and LS&CO. are obviously telling each other a great deal of sensitive information. For example, design of each System required LS&CO. to share with CASI proprietary information about LS&CO. regional distribution volumes. CASI, of course, "bared" its technology to LS&CO. With that (and the sheer volume of data and paper exchanged over time) in mind, CASI and LS&CO. agree to this set of rules:

               (b) CASI shall not disclose to any third party any Confidential Information provided by LS&CO. LS&CO. shall not disclose to any third party any Confidential Information provided by CASI. That said, they may disclose it only to those officers, directors, employees, accountants, lawyers, lenders, investment bankers, Major Vendors and consultants as have actual need for this information in connection with their involvement with the Project. For example, CASI's lawyers, lenders and stockholders have no "actual need" to see or use LS&CO. regional distribution volumes, and that data shall not be made available to them. CASI and LS&CO. shall be responsible for improper disclosures by their respective permitted third party users and, of course, by their employees and other persons for whose acts they may be liable. (FD is not considered a "third party user" under this Section 14; the separate FD/CASI confidentiality agreement governs all matters relating to the use by FD of CASI confidential information.)

               (c) CASI and LS&CO. (and any of their permitted third party users) shall use Confidential Information provided by the other solely in connection with the evaluation, design, fabrication, installation and performance of the Project and the operation and maintenance of the Systems.

               (d) If there is an inadvertent disclosure or unauthorized use of Confidential Information, CASI or LS&CO., as the case may be, shall take all reasonable actions to prevent any further disclosure or unauthorized use. This provision shall not be understood as requiring CASI or LS&CO. to file any legal actions to enforce confidentiality or to prevent unauthorized use of the Confidential Information.

               (e) Any legally required disclosure (for example, in response to a subpoena or governmental investigation or disclosure requirement) shall not be considered a violation of these rules but the party facing that disclosure obligation shall promptly advise the other party of the impending disclosure.

               (f) Neither CASI nor LS&CO. shall have any obligation to the other with respect to any particular Confidential Information which is disclosed to CASI or LS&CO. (the "receiving party") by the other if:

                    - the Confidential Information was known to the receiving party at the time of initial disclosure to the receiving party; or

                    - the Confidential Information is or becomes publicly known or otherwise enters the public domain through no wrongful act of the receiving party; or

                    - the Confidential Information is received by the receiving party from a third party which has no obligation to maintain it in confidence; or

                    - the Confidential Information is later developed independently by the receiving party without use of any Confidential Information.

         14.2 Price. CASI shall not, except as permitted by Section 14.1 or as otherwise approved in writing by LS&CO., disclose to any person the amount paid by LS&CO. to CASI for the development and installation of the Systems. That said, CASI may disclose that the price paid by LS&CO. for the Work exceeded $100 million, and it may disclose in its financial statements the actual amount paid by LS&CO.

         14.3  Access to Systems

               (a) CASI, including its officers, directors, employees, sales and marketing agents, other agents, suppliers, vendors, and potential customers (other than the persons set forth in Section 12.2) may, upon at least five days advance notice to LS&CO., enter the Buildings and view, inspect and monitor the performance and operation of each of the Systems. They may also visit the Little Rock CSC on the same basis.

               (b) LS&CO. shall cooperate with CASI in order to allow the Beta Site and each System to serve as showcase facilities for the Flexmaster(R) system.

               (c) CASI shall have the right to make one film of each System (and of the Little Rock operation) (for a total of four films) following the System Final Acceptance Date for that System. LS&CO. shall have the right to approve the content of each film. LS&CO. shall cooperate with CASI in order to allow CASI to make those films. CASI shall pay the cost of producing those films. LS&CO. may, at its expense, obtain from CASI one or more copies of the films for its own use. CASI shall not make any of the films available to any of the persons identified in Section 12.2 prior to January 1, 2000.

15.  Termination; Completion Risk Events
     -----------------------------------

         15.1 Generally. The termination rules in this Section 15 reflect the theme of this Agreement: the Project is of enormous importance to both CASI and LS&CO. From CASI's perspective, it must have the ability to "free up" its (essentially fully-dedicated) resources and move on to new opportunities if LS&CO. does not pay properly for the Work or if the Work is suspended for an extended period due to Building construction, LS&CO. "reconsideration" or other difficulties. From LS&CO.'s perspective, installation of the System on a timely basis is critical to the success of its reengineering efforts. Accordingly, it must have the ability typically afforded to project owners: the ability to "step in" and complete a project using the vendor's resources if the vendor fails to perform. This is a complex and unpalatable (to both CASI and LS&CO.) scenario but one for which the legal and commercial mechanics must be in place.

         15.2  Termination by CASI.  CASI may terminate this Agreement if:

               (a) LS&CO. or LSAI becomes insolvent, makes a general assignment for the benefit of creditors, files a voluntary petition of bankruptcy, is wound up, liquidated or dissolved (voluntarily or otherwise but not as part of a corporate internal reorganization), suffers the appointment of a receiver for its business or assets or has a petition under any bankruptcy or insolvency law filed against it and that petition is not dismissed within 60 days; or

               (b)  LS&CO. breaches a material payment obligation under
Section 9 of this Agreement and fails to cure the breach within 10 days after receiving written notice of the breach, it being understood that a proper (or, as explained in Section 9.10, good faith "colorable claim") payment withhold under Section 9.10 shall not be treated as such a "breach." CASI shall effect the termination by providing to LS&CO. a written notice to that effect. That termination will have the consequences described in Section 15.3.

         15.3 Effect of Termination by CASI. These are the consequences of a termination by CASI under Section 15.2: (a) on the effective date of the termination, CASI will be discharged and free of all of its "going forward" obligations under this Agreement, except for those contained in Sections 4.8, 9.14, 11.2(a)(iii), 11.3, 11.5, 12.7, 12.9, 14.1, 14.2, 15.3, 15.7, and
15.8; (b) on the effective date of the termination, LS&CO. will be discharged and free of all of its "going forward" obligations under this Agreement, except for those contained in Sections 4.7, 4.8, 9.14, 11.2(b), 11.3, 11.5, 12.8, 12.9, 12.12, 14.1, 15.3, 15.7, and 15.8; (c) LS&CO. shall pay CASI for Work completed prior to the termination date and for Demobilization Costs; (d) LS&CO. shall pay CASI all amounts retained in respect of the Equipment Fixed Price and not yet paid under Section 9.8; and
(e) LS&CO. shall pay to CASI a percentage of all unpaid (whether or not earned) Licensed Software milestone payments described in Section 9.3(b), up to a maximum amount of $1,500,000 (that percentage shall be determined by multiplying a fraction, the numerator of which shall be the number of days from February 19, 1993 until the termination date, and the denominator of which shall be 1,411 (that is, the number of days from February 19, 1993 until the scheduled Project Final Acceptance Date), times that remaining unpaid amount)). CASI shall also be free to pursue its legal remedies and shall not be obligated to return any amounts to LS&CO., unless of course LS&CO. prevails on a counterclaim or the like in a legal proceeding.

         15.4  Suspension

               (a) LS&CO. may at any time, by giving written notice to CASI as contemplated by Section 5.3, suspend the Work, or any portion of the Work, at any or all of the Buildings. It shall pay CASI for completed Work and for the reasonable out-of-pocket costs of standing-by and demobilization, including cancellation charges of Vendors or rental of additional storage space for Work-in-progress (together, "Demobilization Costs"), and work with CASI in determining the appropriateness of redeployment of CASI resources to other Buildings or other changes in the Work plan, Project Schedule or Compensation.

               (b) If at any time LS&CO. directs CASI to suspend or reduce all or a substantial portion of the Work and that suspension or reduction lasts for 60 days or more, then CASI may notify LS&CO. of its election to be relieved from its obligations under Sections 3.2(b) and 3.3. If LS&CO. does not within seven days after receipt of that notice direct CASI to resume all or a substantial portion of the remaining Work, then CASI shall be considered "free" of those Section 3.2(b) and 3.3 restrictions and, as a result, may take on new projects and redirect its resources.

               (c) In addition, on the date six months after LS&CO., under this Section 15.4, has directed CASI to suspend or reduce all or a substantial portion of the Work and has not, during that six month period, directed CASI to resume performance of all or a substantial portion of the remaining Work, LS&CO. shall pay CASI all amounts retained in respect of the Equipment Fixed Price and not yet paid under Section 9.8, and shall pay to CASI a percentage of all unpaid (whether or not earned) Licensed Software milestone payments described in Section 9.3(b), up to a maximum amount of $1,500,000 (that percentage shall be determined by multiplying a fraction, the numerator of which shall be the number of days from February 19, 1993 until that six month date, and the denominator of which shall be 1,411 (that is, the number of days from February 19, 1993 until the scheduled Project
Final Acceptance Date), times that remaining unpaid amount)).    LS&CO. shall
also at CASI's request return to CASI all Completion Documents then in LS&CO.'s possession.

               (d) That all said, CASI shall during such a suspension or reduction remain obligated to perform the Work and shall resume its performance, in accordance with a mutually-agreed remobilization plan, upon receipt from LS&CO. of a written notice to that effect. In addition, it is understood that a direction by LS&CO. to CASI to delay or defer Work because of Force Majeure Conditions is not a "suspension" or "reduction."

         15.5 Completion Risk Events. LS&CO. may declare a "Completion Risk Event" if:

               - CASI becomes insolvent (other than as a result of a material breach by LS&CO. of this Agreement), makes a general assignment for the benefit of creditors, files a voluntary petition of bankruptcy, is wound up, liquidated or dissolved (voluntarily or otherwise), suffers the appointment of a receiver for its business or assets or has a petition under any bankruptcy or insolvency law filed against it and that petition is not dismissed within 60 days; or

               - CASI breaches a material obligation under this Agreement and fails to cure the breach within 30 days after receiving written notice of the breach, provided that the "cure date" shall be extended to 90 days (in total, counting the first 30) if CASI is diligently working to correct the problem throughout the entire 90 day period;

               - Six or more of the 12 employees identified in Exhibit P leave the employ of CASI (other than to join LS&CO. or FD) in any six-month period and CASI fails to assign replacements for each of them, satisfactory to LS&CO., within 90 days after each individual's departure;

               - CASI suffers any judgment that exceeds its applicable insurance coverage by more than $5,000,000 if that judgment is not satisfied, superseded, discharged or stayed (by appeal or otherwise) within 60 days after its entry;

               - CASI fails to achieve a Milestone Event within 30 days after the scheduled date for that event, as that date may be adjusted by Change Order (for example, one resulting from a Force Majeure Condition), provided that the "cure date" shall be extended to 90 days (in total, counting the first 30) if CASI is diligently working to achieve the Milestone Event throughout the entire 90 day period; or

               - Two or more of the Major Vendors terminate, cancel or suspend their work under their Vendor Agreement, as a result of a material breach by CASI of its obligations under the applicable Vendor Agreement.

Before declaring a Completion Risk Event, LS&CO. shall send to CASI a written notice of its intent to do so, including a brief explanation of its reasons. At CASI's request, LS&CO. will participate in a meeting, to be held within ten days after delivery of that notice, at which CASI may present a workplan or whatever assurances it wishes to offer LS&CO. that CASI can complete the Project in accordance with this Agreement and the Project Schedule, or short of that, how it can participate in completion of the Project by reducing its scope. For example, it may propose focusing on one or two System installations, or on software development or System testing or training. (This, in effect, is a preview of the discussions contemplated by Section 15.6(b).) In all events, within three days after that meeting, LS&CO. shall advise CASI, in writing, that it has declared, or will not declare, a Completion Risk Event. This decision shall be entirely within LS&CO.'s discretion.

         15.6 Effect of Declaration of a Completion Risk Event. LS&CO. shall have two options if it declares a Completion Risk Event:

               (a) First, it may abandon installation of the Systems and terminate the Agreement. LS&CO. shall effect the termination by providing to CASI a written notice to that effect. If it does that, then: (i) on the effective date of the termination, CASI will be discharged and free of all of its "going forward" obligations under this Agreement, except for those contained in Sections 4.8, 9.14, 11.2(a), 11.3, 11.5, 12.2, 12.9, 14.1, 14.2,
15.6, 15.7 and 15.8; (ii) on the effective date of the termination, LS&CO. will be discharged and free of all of its "going forward" obligations under this Agreement, except for those contained in Sections 4.7, 4.8, 9.14, 11.2(b), 11.3, 11.5, 12.8, 12.12, 12.9, 14.1, 14.2, 14.3, 15.6, 15.7 and
15.8; (iii) LS&CO. shall pay CASI for Work completed prior to the termination date (less proper withholds, if any, under Section 9.10); and
(iv) if the Completion Risk Event was on the basis described in the first or second bullet points of Sections 15.5, LS&CO. shall be free to pursue its legal remedies.

               (b) Second, it may decide to complete the installation of the Systems. In that case:

                    - If the Completion Risk Event "relates" to one System only (for example, if CASI has "ignored" one System in order to focus its resources on the other two), LS&CO. and CASI shall attempt to negotiate in good faith (but neither are bound to enter into) a Change Order addressing the scope and pricing of CASI's continued work on the unaffected Systems. If, however, the Completion Risk Event "relates" to more than one System, LS&CO. shall not be obligated to participate in such a negotiation. Unless the Completion Risk Events is "Project-wide" (for example, as described in the first, third and fourth bullet points of Section 15.5) or "relates" to development of the Licensed Software, CASI shall be entitled to continue performing (and being paid for) its Licensed Software Development Activities under Section 4 and Section 9.3;

                    - LS&CO. may complete the development, installation and testing of the Systems through use of its rights under Section 4.6;

                    - CASI shall make its employees reasonably available to LS&CO for consultation and LS&CO. may solicit and offer employment to any CASI or Vendor employee, it being understood that CASI shall be considered to have waived its rights with respect to any nondisclosure obligations which it may have under any nondisclosure or employment agreements with these employees or Vendors to the extent necessary for these employees to assist LS&CO. in completing the Systems;

                    - CASI shall promptly deliver to LS&CO. complete copies, in tangible or electronic form, of the Licensed Software Source Code, the Licensed Software Object Code, the Licensed Software Base Code, the Basic System Documents and the Completion Documents, in their most current form, for purposes of completing the Systems and for facilitating LS&CO.'s exercise of its rights under Sections 4.3, 4.4, 4.5 and 4.6, it being understood that use of the Basic System Documents and Completion Documents is limited by Section 12.8;

                    - upon request by LS&CO., CASI shall assign to LS&CO., in form and content satisfactory to LS&CO., CASI's title to materials and equipment for the Work and all Vendor Agreements and other documents or authorizations required by LS&CO. to complete the Systems, it being understood that CASI shall remain solely responsible for any of its pre-assignment obligations to Vendors and other persons party to contracts being assigned to LS&CO.;

                    - CASI will be discharged and free of all of its "going forward" obligations under this Agreement, except for those contained in Sections 4.8, 9.14, 11.2(a), 11.3, 11.5, 12.2, 12.9, 14.1, 14.2,
                           15.6, 15.7 and 15.8;

                    - LS&CO. will be discharged and free of all of its "going forward" obligations under this Agreement, except for those contained in Sections 4.7, 4.8, 9.14, 11.2(b), 11.3, 11.5, 12.12, 12.8, 12.9,
                           14.1, 14.2, 14.3, 15.6, 15.7  and 15.8;

                    - LS&CO. shall pay CASI for Work completed prior to the termination date (less proper withholds, if any, under Section 9.10);

                    - LS&CO. may be obligated to pay CASI additional amounts for the Licensed Software as described in the second bullet-point of Section 9.3(c); and

                    - if the Completion Risk Event was on the basis described in the first or second bullet points of Sections 15.5, LS&CO. shall be free to pursue its legal remedies.

Additional implications are explained in Sections 9.3(c), 15.7 and 15.8.

         15.7  Impact on Licenses

               (a) In Section 4, CASI grants licenses to LS&CO. that permit LS&CO. to use the Licensed Software Object Code, the Licensed Software Source Code, the Basic System Documents and the Completion Documents. Those licenses have various purposes. First, on the assumption that CASI will complete the Project, they of course permit LS&CO. to use the Licensed Software in operating and maintaining the Systems. Second, they permit LS&CO. to complete and operate the Systems should LS&CO. declare a Completion Risk Event and decide to complete the installations. Third, they permit LS&CO. to use the Licensed Software Base Code at Additional Sites.

               (b) "Termination" is a blunt concept in this context but its impact on the licenses must be articulated:

                    - there is no impact on the licenses if LS&CO. declares a Completion Risk Event and decides to complete the installations (that is, they are in existence and they all remain in effect);

                    - the licenses terminate if LS&CO. takes the action described in Section 15.6(a); and

                    - the licenses terminate if LS&CO. materially breaches its Licensed Software payment obligations under Section 9.3 and on that basis CASI terminates the Agreement under Section 15.2, it being understood that CASI can terminate the licenses for that reason only, regardless of breach by LS&CO. of any other provision of this Agreement, and it being further understood that in no case may CASI terminate a license with respect to an individual System after System Final Acceptance or completion by LS&CO. of that System. LS&CO. is free to prevent termination by paying in full the amounts owing under Section 9.3.

If there is a revocation of the licenses, LS&CO. at CASI's request shall return all Confidential Information relating to the Licensed Software, and also copies of operating and maintenance manuals.

         15.8 Effect on Other Provisions. The general provisions contained in Section 16, including both "affirmative obligation" (for example, Sections
16.4 and 16.14) and "contract administration/interpretation" provisions (for example, Sections 16.2 and 16.8) shall remain in effect for as long as other (labeled in this Section 15, "going forward") obligations remain in effect after a "termination" of this Agreement or declaration of a Completion Risk Event. In addition, to the extent that CASI continues working after a Completion Risk Event, the relevant provisions of this Agreement (for example, Sections 3, 4 and 5-10) shall remain applicable to those activities and deliverables.

16.  Other Matters
     -------------

         16.1 Force Majeure. Any delays in or failure of performance by LS&CO. or CASI, other than payment of money, shall not constitute a default if and to the extent those delays or failures of performance are caused by occurrences (collectively, "Force Majeure Conditions") beyond the reasonable control of LS&CO., or CASI, as the case may be. These occurrences include, without limitation: Acts of God or a public enemy; expropriation or confiscation of facilities; compliance with any order or request of any governmental authority; act of war; rebellion or sabotage or resulting damage; fires, floods, explosions and accidents; riots or strikes or other concerted acts of workmen, whether direct or indirect; delayed or inadequate access to the Buildings; acts of the other party or of third parties; or any causes, whether or not of the same class or kind as these, which are not within the control of LS&CO., or CASI, respectively, and which by the exercise of reasonable diligence, LS&CO., or CASI, respectively, is unable to prevent. (That said, neither CASI nor LS&CO. is required to settle strikes or other labor controversies by acceding to the demands of the opposing party.) In all cases, no Force Majeure Condition shall be cause for a delay in a Final Acceptance Date or other milestone date or an increase in the Compensation unless CASI shall make a written claim to LS&CO. for an extension of the applicable date or increase in the Compensation, as the case may be, within 30 days of the occurrence giving rise to the claim, together with an explanation of the reason for the delay or increase. (CASI need make only one claim if there is a continuing delay.) Any claim by CASI for delay or increase in the Compensation due to a Force Majeure Condition shall be waived if not submitted by CASI within that 30 day period. If CASI makes a timely claim, it shall concurrently or promptly after making that claim give to LS&CO. a proposed Change Order, and CASI and LS&CO. shall handle that proposal under Section 5. Force Majeure Conditions shall not relieve a party of liability in the event of its failure to use reasonable diligence to remedy the problem. No claim for delay shall be allowed for LS&CO.'s failure to interpret the Basic System Documents until 30 days after written request is made for that interpretation and then not unless the failure to provide such interpretation is the sole cause of delay.

         16.2 Notices. Before the Project Final Acceptance Date, any notice under this Agreement shall be given by mail or by courier delivery or facsimile transmission addressed to:

               If to LS&CO.:   Levi Strauss & Co.
                               c/o Fluor Daniel, Inc.
                               12790 Merit Drive, Suite 200
                               Dallas, Texas  75251
                               Attention:  John Serlin, Project Leader
                               T:  (214) 450-4570
                               F:  (214) 450-4580

               with copies to: Levi Strauss & Co.
                               1155 Battery Street, LS/5
                               San Francisco, California  94111
                               Attention:  Keith Judd
                               T:  (415) 544-7077
                               F:  (415) 544-7922

                               Levi Strauss & Co.
                               1155 Battery Street, LS/7
                               San Francisco, California  94111
                               Attention:  General Counsel
                               T:  (415) 544-7411
                               F:  (415) 544-7650

                               Fluor Daniel, Inc.
                               100 Fluor Daniel Drive
                               Greenville, South Carolina  29607-2762
                               Attention:  S. P. Mitchell
                               T:  (803) 281-5221
                               F:  (803) 281-8818

                               Fluor Daniel, Inc.
                               12790 Merit Drive, Suite 200
                               Dallas, Texas  75251
                               Attention:  M. S. Hopkins, Project Director
                               Levi Strauss & Co. Regional Distribution
                                 Network Project
                               T: (214) 450-4100
                               F  (214) 450-4101

         If to CASI:           Computer Aided Systems, Inc.
                               30991 San Clemente Street
                               Hayward, California  94544
                               Attn:  James V. O'Donnell
                               T:  (510) 429-2800
                               F:  (510) 475-7481

         with copies to:       Anderson, Ablon, Lewis & Gale
                               3435 Wilshire Boulevard, Suite 2000
                               Los Angeles, California  90010
                               Attention:  Harris D. Bass
                               T: (213) 388-3385
                               F: (213) 388-8432

                               Pettit & Martin
                               101 California Street
                               San Francisco, California  94111-5881
                               Attn:  Robert Burke or Robert L. Nelson, Jr.
                               T: (415) 434-4000
                               F: (415) 982-4608

After the Project Final Acceptance Date, copies of notices need not be sent to the two FD recipients. These addresses may be changed by delivery of a notice to that effect to the other party. Notices given in the manner contemplated by this Section 16.2 shall be considered "given" two business days after deposit in the mail or the first business day after the date of delivery to a courier or facsimile transmission, as the case may be.

         16.3 LS&CO. Project Representative. LS&CO. shall designate a LS&CO. Project Representative. On the date of this Agreement, that person is John Serlin. The LS&CO. Project Representative and his or her designees shall have the sole authority on behalf of LS&CO. to approve any Change Orders. LS&CO. may change the designation of each LS&CO. Project Representative by providing written notice to that effect to CASI.

         16.4  Further Assurances; Records

               (a) CASI and LS&CO. shall sign those other documents and take those other actions as the other may reasonably request in order to effect the relationships and activities contemplated by this Agreement and to account for and document those activities.

               (b) To that end, CASI shall account, on a System-by-System basis, for all charges associated with the Work in a manner acceptable to LS&CO., and shall maintain other appropriate records, as requested by LS&CO., relating to the Work. CASI shall keep its records for at least two years after the Project Final Acceptance Date. CASI shall also use reasonable efforts to see that its Major Vendors maintain appropriate accounting and other records. LS&CO. may upon appropriate notice and with appropriate "screening" devices in place (for example, to prevent disclosure of profit margins and the like) review and copy those records as part of its regular accounting, tax, financial, legal and related functions.

         16.5 Time. Time is of the essence in this Agreement, including the Project Schedule, each and every term of this Agreement, and each and every date contained in the Project Schedule and this Agreement.

         16.6 Lawyers. If there is any controversy, claim or dispute between CASI and LS&CO. arising out of or relating to this Agreement that results in the filing of a lawsuit, the prevailing party in that litigation shall be entitled to recover from the loser its costs and expenses, including, but not limited to, reasonable attorneys' fees and reasonable expert fees incurred in connection with that matter. This rule applies only if case is resolved by judicial action or arbitration; it does not apply if the case is settled. CASI and LS&CO. confirm that they were each represented by "big firm" and other counsel in the negotiation of this Agreement.

         16.7 Survival. Except as provided in Section 15, all representations and warranties contained in this Agreement shall remain in effect, regardless of any investigations or examinations made by or on behalf of any party and shall survive the signing, delivery and termination of this Agreement.

         16.8 Severability. If any term, provision, covenant or condition of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the provisions shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

         16.9  Interpretative Principles

               (a) This Agreement contemplates a number of situations where one party must obtain "approvals" or "consents" from, or is entitled to "direct" or obtain documents or actions from, the other party. In order to aid the readability of this rather lengthy and complex document, and in recognition of principles of commercial law, LS&CO. and CASI did not include the typical explicit "reasonableness" qualifications to those provisions. It is understood that, except where specifically stated, all of those entitlements and decisions are subject to a "commercial reasonableness" standard.

               (b) Similarly, this Agreement contains a number of provisions whose effect and meaning is affected by other provisions. Rather than seeding the document with numerous "subject to" or "unless suspended or terminated" phrases and the like, CASI and LS&CO. decided to state more generally their intent and rely on principles of contract interpretation, including particularly that articulated in Section 1641 of the California Civil Code ("the whole of a contract is to be taken together, so as to give effect to every part, if reasonably practicable, each clause helping to interpret the other").

         16.10 Conflicting Provisions. If there is any conflict between this Agreement and any of the Exhibits, then the text of this Agreement shall control.

         16.11 No Third Party Benefit. This Agreement is for the exclusive benefit of LS&CO. and CASI and not for the benefit of any third party.

         16.12 Entire Agreement; Modifications. This Agreement and its Exhibits contain the entire agreement between CASI and LS&CO. and represent the final, complete and exclusive statement of LS&CO. and CASI and supersede any and all prior or contemporaneous agreements, communications, arrangements or understandings between CASI and LS&CO. including, without limitation, the Letter Agreements. This Agreement may not be explained or supplemented by any prior course of dealings between CASI and LS&CO. or by usage or trade and shall not be considered modified by terms and conditions contained in other documents prepared by LS&CO. or CASI including, without limitations, Applications for Payment, progress reports or the like. This Agreement may be modified only as stated in and by a writing signed by LS&CO. and CASI which refers specifically to this Agreement and states that it is amending this Agreement. No amendment of this Agreement shall release or exonerate in any way the surety on any bond given by CASI or any Vendor in connection with this Agreement, and LS&CO. shall not be required to provide notice to the surety of any amendment.

         16.13 Waiver. No waiver of any of the provisions and conditions or granting of any consent shall be valid, unless in writing and signed by the party against whom enforcement of that waiver or consent is sought. Waiver of any default or breach of this Agreement or of any provision of this Agreement (including those relating to time of performance) shall not be considered a waiver of any later default or breach or of any provisions of this Agreement.

         16.14 Employment Laws. In performing the Work, CASI shall comply fully with all applicable federal, state or local legislation relating to employment. CASI shall not discriminate against any employee because of race, creed, color, sex, or national origin. This applies to but is not limited to: employment, promotion, demotion or transfer; recruitment advertising; layoff or termination; rates of pay or other forms of compensation; and selection of persons for training, including apprenticeships. LS&CO. has no responsibility or liability for treating CASI's employees as employees of LS&CO. for the purpose of safety or of keeping records, making reports or paying of any payroll taxes or contribution, and CASI shall indemnify and hold LS&CO. harmless and reimburse it for any expense or liability incurred under statutes in connection with employees of CASI. CASI shall keep and have available all necessary records and make all payments, reports, collections and deductions and otherwise do any and all things so as to fully comply with all federal, state and local laws, ordinances and regulations with respect to its employees, so as to fully relieve and protect LS&CO. from any and all responsibility or liability (other than, of course, for changes in the Compensation resulting from Change Orders, if any, relating to the use of union labor) in regard to the hire, tenure or conditions of employment of employees and their hours of work and rates of the payment of their work and the keeping of records, making of reports, and the payment, collection and/or deduction of federal, state, commonwealth and local taxes, contributions, pension funds, welfare funds, or similar assessments relating to its employees.

         16.15 Days. Reference in this Agreement to "days" means calendar, not business, days.

         16.16 Governing Law. This Agreement is to be governed by, interpreted under, and construed in accordance with, the laws of the State of California.

         16.17 Counterparts. This Agreement may be signed in any number of counterparts.

                         *  *  *  *

         IN WITNESS WHEREOF, CASI and LS&CO. signed and delivered this Agreement on the date appearing in its first paragraph.

                                      COMPUTER AIDED SYSTEMS, INC.

                                      By:    /s/James V. O'Donnell
                                             ---------------------
                                             James V. O'Donnell
                                             Chairman and
                                             Chief Executive Officer


                                      LEVI STRAUSS & CO.

                                      By:    /s/Robert D. Rockey
                                             ---------------------
                                             Robert D. Rockey
                                             Senior Vice President
                          GLOSSARY

         This is the Glossary that accompanies the Materials Handling System Agreement dated October 31, 1994, between Computer Aided Systems, Inc. and
Levi Strauss & Co.   References to "Sections" and "Exhibits" are to those of
the Agreement.

               *         *         *         *

         "Additional Sites" is defined in Section 4.5.

         "Affiliate" means, with respect to any person, any other entity or person which directly or indirectly controls, is controlled by, or is under common control with, the specified person. "Person" means any natural person or entity. "Control" means the direct or indirect ownership of stock or other equity interests, or contract or other rights, representing at least 30% of the equity interests of the issuing person, or entitling their holder to elect at least 50% of the directors or similar functionaries of the issuing person.

         "Application for Payment" is defined in Section 9.5.

         "Basic System Documents" means this Agreement but including only the following exhibits: the Scope of CSC Project, System Software, List of Equipment, Third Party Software and Facility Overview Drawings documents attached as Exhibits A, B, C, R and U, and the Licensed Software Specifications to be delivered as described in Exhibit B, all as may be amended under Section 16.12 or changed through the Change Order process from time to time.

         "Begin First Site Production Test" is defined in Exhibit F.

         "Building" means, as appropriate, the Kentucky CSC building, the Nevada CSC building or the (retrofitted) Mississippi CSC building.

         "CASI" means Computer Aided Systems, Inc., a California corporation.

         "CASI Indemnified Party" is defined in Section 11.2(b).

         "Certification Test Milestone" is defined in  Exhibit F.

         "Change Order" is defined in Section 5.1.

         "Claim" is defined in Section 11.2(a).

         "Compensation" is defined in Section 9.4(a).

         "Completion Criteria" means, as determined through the testing process contemplated by Section 7 and Exhibit D: (i) the System is fabricated and installed substantially as described in the Basic System Documents; (ii) the System is able to satisfy the Minimum Throughput Requirements; and (iii) the System is free of errors which materially affect functionality as described in the Performance Standards.

         "Completion Documents" means the Basic System Documents, all plans, specifications and drawings for the Systems and all other internal documents which are sufficient to enable a contractor reasonably skilled in the areas of materials handling systems to complete the fabrication and installation of the Systems and to permit a programmer reasonable skilled in QNX to complete development of the Licensed Software.

         "Completion Risk Event" is defined in Section 15.5.

         "Confidential Information" of LS&CO. means only: (a) regional distribution volumes and capacity; (b) the actual price of the Project (but see Section 14.2); (c) the Project Schedule; and (d) the host interface software and related documentation.

         "Confidential Information" of CASI means only: (a) the Licensed Software Source Code; (b) the Licensed Software Object Code; (c) the Software Upgrades and Maintenance Releases; (d) the Completion Documents;
(e) the "as-built" drawings contemplated by Section 9.12; (f) the CASI financial statements to be delivered under Section 12.4; and (g) the interfaces developed by CASI.

         "CSC" means an LS&CO. customer service center.

         "Demobilization Costs" is defined in Section 15.4.

         "Development Activities" is defined in Section 9.3(a).

         "Development Activities Expenses" is defined in Section 9.3(a).

         "Equipment" means all of the equipment components of a System. The principal Equipment components are identified in Exhibit C.

         "Equipment Fixed Price" is defined in Section 9.2.

          "FD" means Fluor Daniel, Inc., a California corporation.

         "Final Final Payment" is defined in Section 9.13.

         "Final Payment" is defined in Section 9.12.

         "Finally Accepted" is defined in Section 7.3.

         "Force Majeure Conditions" is defined in Section 16.1.

         "Hardware" means the computer hardware, terminals, workstations and peripherals components of a System. Information about them is contained in Exhibit C.

         "Incentive Payment" is defined in Section 9.4(c).

         "Intellectual Property Rights" means rights under patent law, copyright law, trademark law, trade secret law, moral rights law, unfair competition law, semiconductor chip protection law or other similar rights.

         "Letter Agreements" means the letter agreements between LS&CO. and CASI dated March 19, 1993, May 13, 1993, July 27, 1993, December 1, 1993 and March 1, 1994.

         "Licensed Software" means the software described in the Licensed Software Specifications and being licensed by CASI to LS&CO. under the Agreement.

         "Licensed Software Base Code" means the Licensed Software Object Code as installed in the Nevada System on the System Final Acceptance Date for that System, together with any Maintenance Releases which LS&CO. receives as a result of warranty or software maintenance services and/or any Software Upgrades which LS&CO. purchases from CASI.

         "Licensed Software Development Activities" is defined in Section
9.3(a).

         "Licensed Software Development Plan" is attached as Exhibit Y.

         "Licensed Software Object Code" means the machine readable, object code version of the Licensed Software.

         "Licensed Software Source Code" means, with respect to Licensed Software, a series of instructions or statements in an English-like high level computer language such as FORTRAN, C, PASCAL or LISP, or in a relatively low-level language (such as the assembly language for a particular processor) which is normally readable by people trained in the particular computer language in question. The documentation comprising the Licensed Software Source Code includes a complete copy in machine readable form of the Licensed Software Source Code and the Licensed Software Object Code, a complete copy of any design documentation and user documentation for the Licensed Software, and complete instructions for compiling and linking every part of the Licensed Software Source Code into executable forms, for purposes of enabling verification of the completeness of the Licensed Software Source Code, with those instructions including identification of all compilers, library packages and linkers used to generate object code, in each case excluding information relevant only to the operating system platform.

         "Licensed Software Specifications" means the specifications to be delivered as described in Exhibit B.

         "Licensed Software Total Amount" is defined in Section 9.3(b).

         "LS&CO." means Levi Strauss & Co., a Delaware corporation.

         "LS&CO. Indemnified Party" is defined in Section 11.2(a).

         "LS&CO. Project Representative" is defined in Section 16.3.

         "Major Vendors" is defined in Section 3.4(a).

         "Maintenance Release" means any revision in the Licensed Software or documentation that would maintain compatibility, or enhance the operation, of the existing operation or functionality of, the Licensed Software but does not rise to the level of a Software Upgrade.

         "Mechanical Installation Complete Milestone" is defined in Exhibit
F.

         "Milestone Event" are those milestones described in Exhibit F.

         "Minimum Throughput Requirements" means the machine (non-human) throughput capacity of a System as described in Exhibit E.

         "On-site CASI Personnel" is defined in Section 10.5(a).

          "Performance Standards" means "how a System is to work;" they are the standards and requirements for performance of a System as described in the Scope of CSC Project, System Software and Machine Throughput Requirements documents attached as Exhibits A, B and E and in the Licensed Software
Specifications to be delivered as described in Exhibit B.   A System meets
the Performance Standards if it performs, provides the material functionality and generates the machine throughput as described in those documents.

         "Principal Shareholders" is defined in Section 13.1.

         "Project" means the design and installation of the Kentucky System, the Nevada System and the Mississippi System.

         "Project Final Acceptance Date" is defined in Section 7.4.

         "Project Schedule" is the schedule for completion of the Project attached as Exhibit AA.

         "Reconciliation Statement" is defined in Section  9.7.

         "Reimbursable Taxes" is defined in Section 9.14.

         "Schedule of Values" means the document containing an allocation of the Compensation on a per System, component-by-component basis, and projects cash flow requirements throughout the Project. It is attached as Exhibit J.

         "Software Upgrade" means a release of the Licensed Software which is relevant to the casual apparel business and which includes substantial new functionality in addition to that provided by the Licensed Software Base Code.

         "Subject Taxes" is defined in Section 9.14.

         "System" means the Licensed Software, Equipment and Hardware comprising the QUIC System 2020 to be installed at the Kentucky CSC (the "Kentucky System"), the Nevada CSC (the "Nevada System") and the Mississippi CSC (the "Mississippi System").

         "System Complete Milestone" is defined in Exhibit F.

         "System Final Acceptance" and "System Final Acceptance Date" are defined in Section 7.3.

         "Testing Plan" is defined in Section 7.1.  It is attached as Exhibit
D.

         "Vendors" means all vendors, contractors and subcontractors (other than FD or any Affiliate of FD) performing Work-related services for or supplying System components to CASI.

         "Warranty Period" is defined in Section 10.4.

         "Work" is defined in Section 3.1.